 As filed with the Securities and Exchange Commission on April ________, 2001
                                                                Registration No.
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------
                                   FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                    HYPERSTEALTH BIOTECHNOLOGY CORPORATION
                       ---------------------------------
            (Exact name of registrant as specified in its charter)

       British Columbia, Canada                            3845                    N.A.
       -------------------------------       ----------------------------     -------------------
       (State or other jurisdiction of       (Primary Standard Industrial     (IRS Employer
       incorporation or organization)        Classification Code Number)      Identification No.)

                           ------------------------

                     HYPERSTEALTH BIOTECHNOLOGY CORPORATION

                        2300-1066 West Hastings Street
                          Vancouver, British Columbia
                                Canada, V6E 3X2
                                (604) 408-3600
         (Address and telephone number of principal executive offices and principal place of business)

                              Reed and Reed, P.C.
                          1919 14/th/ Street, Suite 330
                               Boulder, CO 80302
                                (303) 413-0691
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                             Cassidy & Associates
                              1504 R Street N.W.
                            Washington, D.C. 20009
                                (202) 387-5400
                                ---------------

Approximate Date of Commencement of proposed sale to the public:  As soon as practicable after the effective date of this
                                                                  Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.           [_]

                         CALCULATION OF REGISTRATION FEE

                                               Proposed            Proposed
Title of Each Class Amount                     Maximum             Maximum            Amount of
of Securities to              to be            Offering Price      Aggregate          Registration
be Registered                 Registered       Per Share           Offering Price     Fee
-------------                 ----------       ---------           --------------     ---
Common stock held by
selling securityholders       2,947,052        $.0001(1)           $294               $ .50

Shares of common stock
underlying option               933,100        $.0001              $93                $ .50

Total                         3,880,152        $.0001              $387               $1.00(2)

------------
(1) There is no current market for the securities and the price at which the shares held by the selling securityholders will be sold is unknown. The book value of the registrant is a negative number and the registrant's common stock has no par value. The Company believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the registration fee based on $.0001 per share.

(2) paid by electronic transfer.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                             Subject to Completion, Dated ______, 2001


The information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                    HYPERSTEALTH BIOTECHNOLOGY CORPORATION

            2,947,052 shares of common stock to be sold by certain selling securityholders 933,100 shares of common stock issuable upon the exercise of outstanding options

     This prospectus relates to the offer and sale of 2,947,952 shares of Hyperstealth's common stock, no par value per share, and 933,100 shares of common stock issuable upon the exercise of outstanding options held by an aggregate of 117 securityholders. This registration statement is intended to register the resale of securities already issued and outstanding and to the registration of 933,100 shares underlying options.

     There has been no market for Hyperstealth's securities and a public market may not develop, or, if any market does develop, it may not be sustained.

     The shares will become tradeable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and Hyperstealth will not receive any of the proceeds from the sales. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "Plan of Distribution." The selling securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.

These securities involve a high degree of risk. See "Risk Factors" contained in this prospectus beginning on page 2.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

===========================================================================================================
                               Price to Public (1)      Underwriting Discounts and   Proceeds to Company or
                                                         Commissions(2)                 Other Persons
-----------------------------------------------------------------------------------------------------------
          Per Share              Unknown                    $ 0                            (3)
-----------------------------------------------------------------------------------------------------------
            Total                Unknown                    $ 0                            (3)
===========================================================================================================

(1) All the shares are being sold by the selling securityholders in separate transactions at prices to be negotiated at that time.
(2) The shares are being sold by the selling securityholders and Hyperstealth has no agreements or understandings with any broker or dealer for the sales of the shares. A selling securityholder may determine to use a broker-dealer in the sale of its securities and the commission paid to that broker-dealer, if any, will be determined at that time. Prior to the involvement of any broker-dealer, that broker-dealer must seek and obtain clearance of the compensation arrangements from the National Association of Securities Dealers, Inc. In that event, Hyperstealth will file a post-effective amendment identifying the broker-dealer(s).
(3) Hyperstealth will not receive any proceeds from the sale of the shares.

One or more broker-dealers may be the principal market makers for the shares being offered . Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. The market making activities of any market makers, if commenced, may subsequently be discontinued.

                              ------------------

               The date of this Prospectus is April ______, 2001

                              PROSPECTUS SUMMARY

The following is a summary of certain information found elsewhere in this prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in this prospectus, which should be read in its entirety.

Risk Factors

     There are substantial risk factors involved in an investment in Hyperstealth. An investment in Hyperstealth is speculative and investors may not receive any return from their investment. See "Risk Factors".

Hyperstealth Biotechnology Corporation

     Hyperstealth is a development-stage company with limited current operations and net losses aggregating approximately $4,410,877 for the fiscal year ended March 31, 2000. Hyperstealth intends to become a provider of Passive Negative Ion Generators which emit, without a power source, a small biologically active quantity of negative ions. Passive Negative Ion Generators are designed for closed environments to increase the lack of natural ions in the air which will help increase alertness and sense of well-being. Hyperstealth has a 10-year exclusive right to develop and market these products. Hyperstealth intends to manufacture and sell hyperbaric chambers to hospitals and clinics where oxygen is administered at an increased pressure. Hyperstealth's oxygen-safe patent-pending Passive Negative Ion Generator can be incorporated into the hyperbaric chamber which Hyperstealth believes will eliminate many of the side effects caused by other hyperbaric chambers such as reduced reaction times, loss of balance and decreased endurance.

     Hyperstealth was incorporated under the laws of the Province of British Columbia, Canada on March 17, 1999 and has a March 31 fiscal year end.

     Hyperstealth's mailing address is 2300-1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X2 and its telephone number is 604/408-3600. Hyperstealth's Web site is located at www.hyperstealth.com. Information contained in Hyperstealth's Web site is not part of this prospectus.

Selling Securityholders

     This prospectus relates to the registration for resale of the securities held by 117 securityholders of Hyperstealth. These securityholders will be able to sell their shares on terms to be determined at the time of sale, directly or through agents, dealers or representatives to be designated from time to time. Hyperstealth will not receive any proceeds from the sale of the securities by the selling securityholders.

Trading Market

     There is currently no trading market for the securities of Hyperstealth. Hyperstealth intends to apply initially for its securities to be traded in the over-the-counter market on the OTC Bulletin Board or, if and when qualified, on the Nasdaq SmallCap Market. Hyperstealth may not now or ever qualify for listing of its securities on the OTC Bulletin Board and may not now or at any time in the future qualify for quotation on the Nasdaq SmallCap Market. See "Risk Factors - There is no current trading market for Hyperstealth's securities and if a market does not develop, purchasers of its securities may have difficulty selling their shares."

Selected Financial Data

     The following summary of historical financial information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The following table sets forth Hyperstealth's selected financial data for the year ended March 31, 2000 and the nine month period ended December 31, 1999 and 2000.

-------------------------------------------------------------------------------------------------------------------------
                                                  Nine month               Nine month                 Year Ended
                                                  period ended             period ended               March 31, 2000
                                                  December 31,             December 31,
                                                  2000                     1999
-------------------------------------------------------------------------------------------------------------------------
Net Sales                                         $        0                        0                          0
-------------------------------------------------------------------------------------------------------------------------
Net Loss From Continuing Operations
-------------------------------------------------------------------------------------------------------------------------
Canadian GAAP                                     $  164,628               $  545,774                 $  677,906
Stock Based Compensation                          $   67,944
U.S. GAAP                                         $  232,572               $  545,774                 $  677,906
-------------------------------------------------------------------------------------------------------------------------
Net Loss From Continuing Operations per Share
-------------------------------------------------------------------------------------------------------------------------
Canadian GAAP (1)                                 $     0.03               $     0.12                 $     0.15
U.S. GAAP                                         $     0.05               $     0.12                 $     0.15
-------------------------------------------------------------------------------------------------------------------------
Total Assets
-------------------------------------------------------------------------------------------------------------------------
Canadian GAAP                                     $   48,230               $   45,523                 $  137,923
Less Exploration Costs
U.S. GAAP                                         $   48,230               $   45,523                 $  137,923
-------------------------------------------------------------------------------------------------------------------------
Long Term Obligations
-------------------------------------------------------------------------------------------------------------------------
Convertible debentures -  current                 $        0               $        0                 $        0
Convertible debentures -long-term                 $        0               $        0                 $        0
Cash Dividends per Common Share                   $        0               $        0                 $        0
-------------------------------------------------------------------------------------------------------------------------
Weighted Average Common Shares Outstanding
-------------------------------------------------------------------------------------------------------------------------
Canadian GAAP                                     $4,706,694               $4,384,656                 $4,410,877
Adjustment for Escrow Shares
U.S. GAAP                                         $4,706,694               $4,384,656                 $4,410,877
-------------------------------------------------------------------------------------------------------------------------

(1) Net Loss per share is calculated based on the weighted average number of shares outstanding during the year. Fully diluted loss per share has not been disclosed as it is anti-dilutive under U.S. GAAP.

The selected financial data above is a summary only and has been derived from and is qualified in its entirety by reference to Hyperstealth's financial statements and the report related thereto from Lemieux, Deck, Millard, Bond, Chartered Accountants.

Exchange Rates

     Unless otherwise indicated, all references to "$" or dollars in this prospectus refer to United States Dollars and all references to "Cdn$" refer to Canadian dollars. As of December 31, 2000, the exchange rate was U.S.$1.00 for Cdn$1.4995.

                                 RISK FACTORS

The securities offered hereby are speculative in nature and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this prospectus and the information contained in the financial statements, including all notes thereto.

Hyperstealth does not own the product technology and has a 10-year license to the technology.

     Hyperstealth has entered into a 10-year license agreement for the exclusive right in Canada to develop, manufacture and market the Passive Negative Ion Generator technology and applied products in which it is utilized. There is no assurance that this license will be renewed after expiration of the 10-year period. In the event that Hyperstealth sells less than two hyperbaric chambers utilizing the technology (or the equivalent monetary value in rental or franchise revenue or other revenue) in any year after the second year, then the licensors will have the right to alter Hyperstealth's territory, to amend the grant to Hyperstealth to a non-exclusive license and/or to revoke its grant of the renewal option set forth in the license agreement. If Hyperstealth cannot renew the license or if the license agreement is earlier voided, terminated or breached, and if Hyperstealth has not developed other products, then the loss of the right to utilize the Passive Negative Ion Generator technology would cause significant adverse consequences to Hyperstealth.

Hyperstealth has incurred losses and needs to raise capital to continue development.

     Hyperstealth has never been profitable and historically has relied solely on funds raised by the issuance of shares of its common stock to fund its development. There is no assurance that Hyperstealth will be able to raise additional funds by the issuance of its common stock which would cast substantial doubt on its ability to continue its development. Hyperstealth has incurred losses in its initial development and currently operates at a loss. Hyperstealth has incurred losses attributed to research and development costs and Hyperstealth can give no assurance of future revenues or profits. Revenues and profits, if any, will depend upon various factors, including whether it can develop and market the Passive Negative Ion Generator and its hyperbaric chamber. Hyperstealth may not achieve its business objectives and the failure to achieve such goals would have an adverse impact on it.

Hyperstealth has a limited operating history and may not be able to successfully implement its business plan.

     Hyperstealth has limited operations and has produced prototypes of its anticipated products for use in distribution in promotional activities. A nominal number of these prototypes have been sold in revenues aggregating less than $1,000. Hyperstealth may experience many of the problems, delays, expenses and difficulties commonly encountered by early stage companies many of which are beyond Hyperstealth's control. These difficulties may include, but are not limited to, unanticipated problems related to product development, regulatory compliance, manufacturing, marketing, additional costs and competition.

Hyperstealth may need to raise additional funds in the future for its operations and if Hyperstealth is unable to secure such financing, Hyperstealth may not be able to support its operations.

     Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to cost increases that could make Hyperstealth's available funds insufficient to support its future operations. Hyperstealth may need to seek capital, including by an offering of its equity securities, or an offering of debt securities or by obtaining financing through a bank or other entity. Hyperstealth has not established a limit as to the amount of debt it may incur nor has Hyperstealth adopted a ratio of its equity to a debt allowance. If Hyperstealth needs to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to Hyperstealth, or that any future offering of securities will be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of Hyperstealth's outstanding common stock. Hyperstealth could suffer adverse consequences if it is unable to obtain additional capital.

There is no current trading market for Hyperstealth's securities and if a trading market does not develop, purchasers of Hyperstealth's securities may have difficulty selling their shares.

     There is currently no established public trading market for Hyperstealth's securities. Hyperstealth can give no assurance that an active trading market in its securities will develop or, if developed, that it will be sustained. Hyperstealth intends to apply for admission to quotation of its securities on the OTC Bulletin Board and, if and when qualified, Hyperstealth intends to apply for admission to quotation on the Nasdaq SmallCap Market. If for any reason Hyperstealth's common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for Hyperstealth's common stock and none may do so.

Enforceability of civil liabilities against Hyperstealth or its officers or directors

     Hyperstealth is a corporation organized under the laws of the Province of British Columbia, Canada. A majority of Hyperstealth's directors and officers, as well as certain experts named in this prospectus, reside in Canada. Because all or a substantial portion of Hyperstealth's assets and the assets of these persons are located outside the United States, it may be difficult for an investor to sue, for any reason, Hyperstealth or any of its officers or directors outside the United States. If an investor was able to obtain a judgment against Hyperstealth or any of its officers or directors in a United States court based on United States securities laws or other reasons, it may be difficult, if not impossible, to enforce such judgment in Canada. Hyperstealth has been advised by Hyperstealth's Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liability based upon the United States Federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States Federal securities laws. Therefore, it may not be possible to enforce those actions against Hyperstealth, Hyperstealth's directors and officers or the experts named in this prospectus.

Hyperstealth may be subject to product liability and other claims arising from possible side effects.

     Hyperstealth may be subject to product liability claims or other claims against it arising from possible side effects involved with the hyperbaric chambers. There are health risks associated with the use of hyperbaric oxygen therapy and, as such, some individuals using the hyperbaric chambers may experience one or more of the following: body pains, dizziness, headaches, twitching of the eyes, nausea, fatigue, epileptic seizures, faintness, water accumulation, disorders in saline with fluctuations in electrolytical metabolism, respiratory difficulties, allergies, asthma, heart and circulatory disorders, low blood pressure, inflammations, bleeding embolisms of the lungs and thrombosis, a decrease in bone marrow of up to 1% per month, a breakdown in RNA/DNA, hyperactivity of the pituitary, thyroid and adrenal glands (which may lead to tumors once the gland is exhausted) and problems with neutralizing the air pressure in their ears with the increased pressure in the chambers. Psychological side effects may include emotional unbalance, irritation, vital disinclination, compulsion to meditate, listless towards work, insecurity, anxiety, depression and the rate of attempted suicide and the rate of individuals admitted to drug clinics which is greater in those individuals who have been treated in hyperbaric chambers. Hyperstealth believes that these potential side effects will be neutralized by the use of Hyperstealth's Passive Negative Ion Generator, however, Hyperstealth can give no assurance that an individual will not suffer from one or more of the above listed items.

     A notable side effect from the use of a Passive Negative Ion Generator is the potential development of or increase in existing facial acne due to the alkaline material used within the Passive Negative Ion Generator which can react with the natural acidic ph of sensitive skin; however, Hyperstealth has constructed a second prototype (Mark II) that uses different materials that may eliminate skin problems. Hyperstealth is insured against some, but not all, of the risks described above. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on Hyperstealth's business.

Penny stock regulation may impair shareholders' ability to sell Hyperstealth's stock.

     If trading in Hyperstealth's stock begins, its common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. See "Description of Securities-Penny Stock Regulation".

Hyperstealth may, in the future, issue additional shares of its common stock which would reduce investors percent of ownership and may dilute Hyperstealth's share value.

     There are provisions in Hyperstealth's Articles of Association and Canadian law which could materially and adversely affect Hyperstealth's shareholders. Under Hyperstealth's Memorandum, Hyperstealth's board of directors has the authority to issue up to 100,000,000 shares of its common stock. The issuance of Hyperstealth's common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by Hyperstealth's investors, and might have an adverse effect on any trading market for Hyperstealth's common stock should a trading market develop for Hyperstealth's securities.

Rights of Hyperstealth's shareholder may be modified by a vote of less than a majority of Hyperstealth's outstanding common stock.

     Under the Company Act, which governs Hyperstealth, and Hyperstealth's Articles of Association, the majority required for approval of any action by Hyperstealth's shareholders is expressed as a percentage of those who actually vote at a meeting. It is therefore possible for the rights of holders of Hyperstealth's common stock to be modified by the affirmative vote of the holders of less than a majority of outstanding common stock.

The shares available for sale immediately by the selling securityholders could significantly reduce the market price of Hyperstealth's common stock, if a market should develop.

     If a market should develop for the shares of Hyperstealth's common stock, the market price could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of Hyperstealth's common stock and could also harm Hyperstealth's ability to raise additional capital by selling equity securities.

Additional shares entering market pursuant to Rule 144 without additional capital contribution.

     An increase in the number of shares of Hyperstealth available for public sale without any increase to its capitalization could decrease the market price of its shares. After a one-year holding period those shares subject to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission will become eligible for trading without any additional payment to Hyperstealth or any increase to its capitalization. Of the 6,697,054 shares of common stock outstanding, 1,607,852 are restricted shares held by non-affiliates of Hyperstealth which shares are subject to limitations on transferability. Shares owned by affiliates of Hyperstealth, including the shares held by affiliates who are selling securityholders, will be subject to the limitations of Rule 144, including its volume limitations in the sale of their shares. An aggregate of 5,089,202 (75.99%) of the outstanding shares of Hyperstealth are held by officers, directors, affiliates and entities controlled by them and are subject to the limitations of Rule 144 including the shares held by affiliates covered by this prospectus. See "Plan of Distribution-Sales by Affiliates".

Since Hyperstealth has never paid any dividends on its common stock and does not intend to do so in the foreseeable future, a potential investor will only realize an economic gain on investment from an appreciation, if any, in the market price of Hyperstealth's common stock.

     Hyperstealth has not paid any cash dividends on its stock since inception. For the foreseeable future, it is anticipated that any earnings which may generate from Hyperstealth's operations will be used to finance Hyperstealth's growth. Any cash dividends will depend on earnings, if any, and on Hyperstealth's financial requirements and other factors. Dividends are paid at the discretion of Hyperstealth's board of directors. There can be no assurance that Hyperstealth will be able to pay any dividends or, if able to so make such dividends, that Hyperstealth's board of directors will deem it in Hyperstealth's best interest to do so.

The concentration of ownership of the shares of Hyperstealth's common stock may discourage purchases of Hyperstealth's common stock by persons who might otherwise seek to gain control of Hyperstealth.

     Hyperstealth's executive officers and directors, together with entities affiliated with them, currently beneficially own in excess of 50% of Hyperstealth's outstanding common stock, and they are able to exercise a controlling influence over the election of Hyperstealth's directors and other matters requiring stockholder approval, including change of control transactions. The effect of such management control could be to delay or prevent any change of Hyperstealth's management control.

Hyperstealth may limit the liability or indemnify its officers and directors.

     Hyperstealth's Articles of Association provide that Hyperstealth shall indemnify Hyperstealth's officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Hyperstealth's Articles of Association also provide for the indemnification by Hyperstealth of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate Hyperstealth's business or conduct Hyperstealth's internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, Hyperstealth's best interests, and such conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Hyperstealth will be dependent upon third party manufacturers for the production of its hyperbaric chambers.

     Hyperstealth intends to retain third party manufacturers for the construction and assembly of its hyperbaric chambers. Hyperstealth's reliance on such third parties will place a significant part of product quality control in the hands of these manufacturers. Reliability, quality or technical problems with Hyperstealth's products could have a material adverse effect on its business, financial condition or results of operations. Hyperstealth has not entered into any agreements or contracts for the construction or manufacture of its hyperbaric chamber.

The loss of Hyperstealth's key employees may adversely affect Hyperstealth's growth objectives.

     Hyperstealth's success in achieving its growth objectives depends upon the efforts of Hyperstealth's top management team including the efforts of Guy Cramer, Hyperstealth's President and Chief Financial Officer, Gino Gemma, Hyperstealth's Chairman of the Board of Directors, as well as other of Hyperstealth's management members. The loss of the services of any of these individuals may have a material adverse effect on Hyperstealth's business, financial condition and results of operations. Hyperstealth can give no assurance that it will be able to maintain and achieve its growth objectives should Hyperstealth lose any or all of these individuals' services. Hyperstealth does not maintain key-man life insurance for any of its officers.

Hyperstealth's success depends on its ability to attract and/or retain qualified personnel.

     A change in labor market conditions, that either further reduces the availability of employees or increases significantly the cost of labor, could have a material adverse effect on Hyperstealth's business, Hyperstealth's financial condition and results of its operations. Hyperstealth's business is dependent upon its ability to attract and retain highly sophisticated research and development personnel, sales personnel, business administrators and corporate management. Hyperstealth can give no assurance that it will be able to employ a sufficient number of such personnel in order to accomplish Hyperstealth's growth objectives.

Hyperstealth's failure to comply with federal and state regulations could prohibit Hyperstealth from conducting its business operations.

     The American Society for Mechanical Engineering for Pressure Vessels for Human Occupancy has set standards and specifications providing requirements for design, fabrication, inspection, testing and cleaning of pressure vessels for human occupancy such as submersibles, divingbells, decompression chambers, and hyperbaric chambers. Hyperstealth intends to manufacture its hyperbaric chamber in material compliance with applicable laws. There can be no assurance that violations will not occur. Furthermore, laws could become more stringent over time. The costs and penalties that could result from a violation of laws could materially and adversely affect Hyperstealth's business operations. For use in the United States, the use of a hyperbaric chamber must satisfy certain United States Food and Drug Administration ("FDA") requirements. Specifically, medical device manufacturers are required to submit a premarket notification to the FDA if such manufacturer intends to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed to the extent that its safety or effectiveness could be affected. Hyperstealth can give no assurance that its hyperbaric chamber will receive premarket approval.

Many of Hyperstealth's competitors are larger and have greater financial and other resources than Hyperstealth does and those advantages could make it difficult for Hyperstealth to compete with them.

     The hyperbaric oxygen industry is competitive and includes several companies which have achieved substantially greater market shares than Hyperstealth does, and have substantially greater financial, research, development and marketing resources than Hyperstealth. There are approximately four hundred hyperbaric oxygen therapy chambers existing in North America. Hyperstealth's success will depend on its ability to establish and maintain a competitive position in this marketplace, which Hyperstealth may not be able to do.

Hyperstealth faces the risk of uncertain protection of Hyperstealth's intellectual property rights, primarily the patent pending for Hyperstealth's Passive Negative Ion Generator and the trademarks for the Hyperstealth products.

     Hyperstealth hopes to establish patent protection and trade name recognition for Hyperstealth's products. To the extent Hyperstealth is successful, Hyperstealth will have to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect Hyperstealth's proprietary rights. Hyperstealth can give no assurance that the steps it may take to protect Hyperstealth's proprietary rights will be adequate or that third parties will not infringe or misappropriate Hyperstealth's trademarks, trade dress and similar proprietary rights. In addition, Hyperstealth can give no assurance that even if it achieves consumer recognition for Hyperstealth's trade names that other parties will not assert infringement claims, in which case Hyperstealth may have to defend or protect Hyperstealth's intellectual property rights at significant cost.

Currency fluctuations may cause translation gains and losses.

     A significant portion of Hyperstealth's expenses are incurred in Canadian Dollars. As a result, appreciation in the value of these currencies relative to the United States Dollar could adversely affect Hyperstealth's operating results. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against other income for the period incurred. Fluctuations in the value of Canadian dollars relative to United States dollars may cause currency translation gains and losses.

One or more Hyperstealth's directors may have a conflict of interest with Hyperstealth and Hyperstealth's shareholders.

     Hyperstealth's directors may serve as directors of other reporting companies or have significant shareholdings in other reporting companies and, to the extent that such other companies may participate in ventures in which Hyperstealth may participate, Hyperstealth's directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a directors meeting, a director who has such a conflict will disclose the nature and extent of his interest to the meeting or abstain from voting for or against the approval of such a participation or such terms. Hyperstealth has a 10-year licensing agreement with two of its directors (Guy Cramer and Gino Gemma) and two of its shareholders (Robert Dymont and S.O. Tjelta) for the sole and exclusive Canadian rights to market, sell, develop and produce the hyperbaric chamber and the Passive Negative Ion Generator. See "BUSINESS-Related Transactions".

Anti-takeover Provisions.

     While Hyperstealth is not authorized to issue preferred shares, there are provisions of British Columbia law that permit a company's board of directors, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of common shares. As a result, preferred shares could be issued quickly and easily, adversely affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

              SPECIAL NOTE REGARDING FORWARD--LOOKING STATEMENTS

     This prospectus may contain certain forward-looking statements and information relating to Hyperstealth that are based on its beliefs and its principals as well as assumptions made by and information currently available to them. These statements include, among other things, the discussions of its business strategy and expectations concerning its market position, future operations, expansion opportunities, and profitability. When used in these documents, the words "anticipate," "feel," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Hyperstealth or its principals, are intended to identify forward-looking statements. Such statements reflect the current view of respecting future events and are subject to certain risks, uncertainties, and assumptions, including the meaningful and important risks and uncertainties noted, particularly those related to its operations, results of operations, and growth strategy, liquidity, competitive factors and pricing pressures, changes in legal and regulatory requirements, general economic conditions, and other factors described in this prospectus.

                    HYPERSTEALTH BIOTECHNOLOGY CORPORATION

Glossary of Canadian terms

Articles of Association            The provisions which prescribe the rules of a
                                   company's conduct, equivalent to the Articles of Incorporation.

Certificate of Incorporation       The document issued by the British Columbia
                                   Registrar of Companies which indicates that a company is incorporated under the British
                                   Columbia Company Act.

Company Act                        This is the legislated act that governs all
                                   companies incorporated under British Columbia laws.

Memorandum                         The document that: (1) indicates the number
                                   of authorized share, (2) shows every
                                   subscriber and the number of shares of each kind and class held by the subscriber, (3) contains the agreement of each subscriber to be a member of a company, and (4) contains restrictions on the company's business or on the powers of a company.

Business

     Hyperstealth has the exclusive Canadian development and marketing rights for, and is developing for production and marketing, the "Passive Negative Ion Generator". Hyperstealth intends for the Passive Negative Ion Generator be used in various products which it is developing. In addition, Hyperstealth anticipates marketing a hyperbaric chamber which incorporates the Passive Negative Ion Generator.

Products

     Passive Negative Ion Generator. The oxygen that people breathe contain
     ------------------------------
ions, the smallest of which reach the lungs. As ions come into contact with the sides of the respiratory canal, the negative ions deposit their extra electrons and the positive ions borrow the electrons they are lacking. When there are more positive than negative ions, there is a net flow of electrons, an actual electric current flowing into the body. This current creates a small voltage change across the cells though which it passes, altering the cell membrane potential and modifying the metabolic rate of the cells that produce a number of biochemicals. Hyperstealth believes that in rooms equipped with negative ion generators people become more energetic, even tempered, and less sensitive to pain. Moreover, a surplus of negative ions in the air has a positive effect on asthma and allergy symptoms and the negative ions help clean the air and removes bacteria and other airborne microorganisms that spread disease.

     Unlike other ion generators currently on the market, Hyperstealth's Passive Negative Ion Generator emits a small biologically active quantity of negative ions without a power source. These negative ions are generated from a patent pending process that involves a negative ion rich material and a catalyst that has a natural negative electrical field. Although the negative electrical field is weak, it is strong enough to repel the negative ions in the opposite director from the catalyst. Since the Passive Negative Ion Generator does not require a power source, it eliminates concern of high voltage or electric charges. The Passive Negative Ion Generator is not electronic, does not emit an electromagnetic field, does not emit ozone and the components of the Passive Negative Ion Generator are non-toxic and odorless.

     The Passive Negative Ion Generator is placed within 15 inches of a user's nose or mouth and the negative ions emitted from the device are inhaled. The Passive Negative Ion Generator neutralizes positive ions, which are believed to increase fatigue levels, eye strain, blurred vision, skin rash, headaches, back pains, irritability, anxiety, depression, and general apathy. Hyperstealth's Passive Negative Ion Generators are designed for closed environments lacking the natural ions and help increase an individual's alertness and well-being by increasing brain wave activity and neutralizing the effects of positive ions.

     The Passive Negative ion Generator strip weighs 20 grams and measures 3" x 1 1/2" x 1/2". Hyperstealth believes that its Passive Negative Ion Generator technology may be used by installing it on or in computer monitors, sports helmets, military helmets, surgical masks and exercise equipment.

Operations to Date

     Hyperstealth has manufactured 250 passive negative ion strips for use in the "Ionator", "Guard-ion" and "Centur-ion" series of products. The series vary depending on the application and fastening method used (clip, pin or hook and clasp with stick backing). A nominal number of these products have been sold but Hyperstealth has primarily used these manufactured strips as prototypes distributed in connection with promotional activities.

     In addition, Hyperstealth retrofitted the Passive Negative Ion Generator into and under the brim of 100 cotton hats so that the negative ions are emitted in a downwards direction to the users face. This series of the Passive Negative Ion Generator is called "Champ-ion" series. Hyperstealth has sold one hat and has distributed the remainder in connection with promotional activities.

     Hyperbaric Chamber. Hyperstealth intends to manufacture its hyperbaric
     ------------------
chamber in a non-claustrophobic cylindral design, ribbed in steel, encased primarily in industrial glass and equipped with a Passive Negative Ion Generator system. The chamber is intended to accommodate six people and will be expandable to twelve and eighteen person units as needed. One trained attendant is required to operate the hyperbaric chamber. Hyperstealth hopes to make arrangements to provide a mobile hyperbaric chamber that would be self contained so that it may be connected to a hospital, private nursing home or other institutional medical facility. The Association of American Insurance Companies accepts approximately fourteen conditions for coverage using hyperbaric oxygen treatment.

     Hyperstealth believes that the difference between the Hyperstealth's hyperbaric chamber design and other hyperbaric chambers is the capability to double or triple the size of the chamber to provide treatment to several patients simultaneously. Hyperstealth's use of industrial glass as the main wall of the chamber decreases claustrophobia which is a common complaint of patients using hyperbaric chambers. Hyperstealth intends to incorporate the Passive Negative Ion Generator into its hyperbaric chamber which the company believes will help eliminate many, if not all, of the side effects occurring from other hyperbaric chambers such as reduced reaction time, loss of balance and decreased endurance.

Raw Materials and Production

     Hyperstealth intends for its hyperbaric chambers to be assembled at Nuytco Research Ltd. in North Vancouver, British Columbia. The various components for its products include industrial glass or plexiglas, steel and metals that are approved for use for Pressure Vessels for Human Occupancy and that meet National Fire Protection Association codes and standards. The components for the hyperbaric chamber also include double air lock doors, a medical air lock for passing medicines or tools between the attendant within the pressurized chamber and the outside personal, compressors, command and control systems and back up safety systems.

Possible Side Effects and Risks Associates with the Passive Negative Ion Generator and Hyperbaric Chamber

     A notable side effect from the use of a Passive Negative Ion Generator is the potential development of or increase in existing facial acne due to the alkaline material used within the Passive Negative Ion Generator which can react with the natural acidic ph of sensitive skin; however, Hyperstealth has constructed a second prototype (Mark II) that uses different materials that may eliminate skin problems. Hyperstealth is insured against some, but not all, of the risks described above.

     There are health risks associated with the use of hyperbaric oxygen therapy and, as such, some individuals using the hyperbaric chambers may experience one or more of the following: body pains, dizziness, headaches, twitching of the eyes, nausea, fatigue, epileptic seizures, faintness, water accumulation, disorders in saline with fluctuations in electrolytical metabolism, respiratory difficulties, allergies, asthma, heart and circulatory disorders, low blood pressure, inflammations, bleeding embolisms of the lungs and thrombosis, a decrease in bone marrow of up to 1% per month, a breakdown in RNA/DNA, hyperactivity of the pituitary, thyroid and adrenal glands (which may lead to tumors once the gland is exhausted) and problems with neutralizing the air pressure in their ears with the increased pressure in the chambers. Psychological side effects may include emotional unbalance, irritation, vital disinclination, compulsion to meditate, listless towards work, insecurity, anxiety, depression and the rate of attempted suicide and the rate of individuals admitted to drug clinics which is greater in those individuals who have been treated in hyperbaric chambers. Hyperstealth believes that these potential side effects will be neutralized by the use of Hyperstealth's Passive Negative Ion Generator, however, Hyperstealth can give no assurance that an individual will not suffer from one or more of the above listed items. Hyperstealth is insured against some, but not all, of the risks described above. Losses resulting from the occurrence of any of these risks could have a materially adverse effect on Hyperstealth's business.

The Market

     Hyperstealth's Passive Negative Ion Generators are designed for closed environments lacking the natural ions and help increase an individual's alertness and well-being by increasing brain wave activity and neutralizing the effects of positive ions. Hyperstealth believes that in rooms equipped with negative ion generators people become more energetic, even tempered, and less sensitive to pain. Moreover, a surplus of negative ions in the air has a positive effect on asthma and allergy symptoms and the negative ions help clean the air and removes bacteria and other airborne microorganisms that spread disease.

     Hyperstealth intends to manufacture and sell hyperbaric chambers to hospitals and clinics in which oxygen is administered to patients at a pressure greater than atmospheric pressure resulting in a significant increase in the oxygen contained in the patient's blood. Increased oxygen in the blood will increase oxygen delivered to the tissues, resulting in a more rapid healing process.

     Hyperstealth anticipates that its hyperbaric chambers may be used as therapy for the following Undersea and Hyperbaric Medical Society ("UHMS") approved indications:

     Air or gas embolism
     Carbon monoxide poisoning
     Carbon monoxide poisoning complicated by cyanide poisoning
     Clostridal myositis and myonecrosis (gas gangrene)
     Crush injury, compartment syndrome, and other acute traumatic ischemias Decompression sickness
     Enhancement of healing in selected problem wounds
     Exceptional blood loss (anemia)
     Intracranial abscess
     necrotizing soft tissue infections
     osteomyelitis (refractory)
     Delayed radiation injury (soft tissue and bony necrosis)
     Skin grafts & flaps (compromised)
     Thermal burns

     Hyperstealth intends to manufacture its hyperbaric chambers with the Passive Negative Ion Generator incorporated into the chamber to help eliminate many, if not all, of the side effects occurring in hyperbaric chambers or after treatment such as lower reaction time, lessened sense of balance and decreased endurance.

Marketing Strategy

     Hyperstealth intends to market its Passive Negative Ion Generator technology initially in Canada and subsequently expanding into the United States and internationally when manufacturing increases to appropriate levels. Hyperstealth intends to market the use of its products initially to specific groups until manufacturing is able to accommodate a higher demand.

     The initial specific groups that Hyperstealth intends to target include law enforcement personnel, emergency workers and professional athletes (primarily golfers). Hyperstealth intends to make use of advertising on the internet, magazines, newspapers and television.

     Hyperstealth intends to generate revenues from the Passive Negative Ion Generator by:

(1) integrating the Passive Negative Ion Generator with a wide-range of products that are within 12 inches of the head, including:

     * astronaut, navy and submarine crew uniforms (to minimize or eliminate the de-ionized environment associated with closed environments);

     * telephone mouth pieces including home, business, portable, cellular, and telephone headsets;

     * bike, motorcycle, auto racing, fire fighter and military helmets

     * sporting gear including face guards, baseball hats, golf hats and other hats

     * surgical, dust, and gas masks; respirators, oxygen masks and military pilot oxygen masks;

     * automobiles and trucks positioned close to the driver to combat fatigue and increase alertness;

     * in law enforcement and military uniforms while on duty to combat fatigue and increase alertness

(2) selling the license, manufacturing and marketing rights for the Passive Negative Ion Generator and collecting royalties on all generators sold through the licensee;

(3) developing and selling Passive Negative Ion Generators with slightly different technology for use with air vents in homes, offices, automobiles, spacecrafts, submarines, cockpits and passenger jets;

(4) entering into research and development programs with hyperbaric medicine and the inclusion of Hyperstealth's Passive Negative Ion Generator;

(5) selling the Passive Negative Ion Generator to other manufacturers and users of hyperbaric chambers.

     The cost of manufacturing the Passive Negative Ion Generator strip is $3.5 per unit. The cost of manufacturing the "Champ-ion" series hat is $11.00 per unit, which unit cost will be reduced based on larger scale production. The expected price to the consumer for the "Ionator", "Guard-ion" or "Centur-ion" series of the Passive Negative Ion Generator is between $10.00 to $20.00 per unit. The expected price to the consumer for the "Champ-ion" series hat is $25.00 per hat.

License for the Technology

     Hyperstealth has entered into a 10-year licensing agreement, dated March 18, 1999, with Guy Cramer and Gino Gemma, directors of Hyperstealth, and Robert Dymont and S.O. Tjelta, shareholders of Hyperstealth, for the sole and exclusive rights in Canada to market, sell, develop and produce technology relating to the Passive Negative Ion Generator and hyperbaric chambers.

     Hyperstealth has agreed to pay a royalty fee of 4% of Hyperstealth's gross revenue earned from products relating to the technology less any sales commissions. Hyperstealth has an option to purchase all the rights, title and interests in and to the licensed technology, including any and all patents, trademarks, copyright and intellectual right for 5% of the gross profits for the two year period preceding the exercise of such option. This purchase option is exercisable upon the earlier of the end of the initial 10-year term of the License Agreement, upon two consecutive years of Hyperstealth's attaining $2,000,000 in net profits or at any time during a second 10-year term. In the event that Hyperstealth sells less than two hyperbaric chambers utilizing the technology (or the equivalent monetary value in rental or franchise revenue or other revenue) in any year after the second year, then the licensors will have the right, upon providing written notice, to alter Hyperstealth's territory, to amend the license agreement to grant Hyperstealth a non-exclusive license and/or to revoke its grant of the renewal option set forth in the license agreement.

     Hyperstealth Biotechnology, Inc., a Colorado company of which Guy Cramer and Gino Gemma serve as president and secretary/treasurer respectively, has a 10-year licensing agreement with Guy Cramer, Gino Gemma, Robert Dymont and S. O. Tjelta for the sole and exclusive worldwide rights, exclusive of Canada, to market, sell, develop and produce technology relating to the Passive Negative Ion Generator and hyberbaric chambers. On November 28, 2000, Hyperstealth Biotechnology, Inc. assigned all its right, title and interest in and to its worldwide license to Hyperstealth. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"

Trademarks, Patents and Copyrights

     On June 14, 1999, Hyperstealth filed a trademark application with the Canadian Trademark Office (Application No: 1,019,378) for the trademark "Hyperstealth" and on June 17, 1999 Hyperstealth filed a trademark application with the United States Patent and Trademark Office (Application No: 75/731,216) for the trademark "Hyperstealth".

     On September 13, 1999, Hyperstealth's president, Guy Cramer, applied for a patent for the Passive Negative Ion Generator with the Canadian Patent Office (Patent Application No. 2,282,155) and on September 13, 2000, Guy Cramer applied for a patent for his Passive Negative Ion generator with the United States Patent and Trademark Office (Application No. 09/661,288).

     On March 1, 2000, Guy Cramer, for nominal consideration, assigned to Gino Gemma (a director of Hyperstealth), Robert Dymont and S.O. Tjelta (shareholders of Hyperstealth), 75% of the rights and interests to his United States and Canadian pending patent for the Passive Negative Ion Generator.

Customers

     Hyperstealth does not yet have any customers for its products.

Competition

     Active Negative Ion Generators are readily available in retail stores as common household appliances used as air cleaners and air purifiers. The difference between the Active Negative Ion Generators and Hyperstealth's Passive Negative Ion Generators are:

     (1) the Active Negative Ion Generators require a power source to electrically charge a large coil to create a high voltage to generate negative ions, whereas the Passive Negative Ion Generator does not require a power source;

     (2) the High Output Active Negative Ion Generators produce ozone as a by-product of spark discharge systems which may be at levels recognized as unsafe for humans or for use in occupied spaces due to the risk of the generation of ozone, whereas the Passive Negative Ion Generators does not produce ozone as it does not incorporate the common spark discharge found in the active generators; and

     (3) the Active Negative Ion Generators are not safe for use in high oxygen situations as it uses high voltage and a spark discharge system, whereas the Passive Negative Ion Generator is oxygen safe as it is not electronic and does not emit an electromagnetic field.

     Currently, there is no known direct competition to Hyperstealth's Passive Negative Ion Generator.

     The hyperbaric chamber industry is competitive and includes several companies which have achieved substantially greater market shares than Hyperstealth, and have substantially greater financial, research, development and marketing resources than Hyperstealth. There are approximately four hundred hyperbaric oxygen therapy chambers existing in North America. There can be no assurance that Hyperstealth's competitors will not succeed in developing products or technologies that are more effective than those products developed by Hyperstealth or which would render Hyperstealth's technology and products obsolete. Hyperstealth's success will depend on its ability to establish and maintain a competitive position in this marketplace, which Hyperstealth may not be able to do.

United States Food and Drug Administration Regulations

     For use in the United States, the hyperbaric chamber must satisfy certain United States Food and Drug Administration ("FDA") requirements and must receive 510(K) notification. Medical device manufacturers are required to submit a premarket notification or 510(k) if they intend to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed or modified to the extent that its safety or effectiveness could be affected. Section 510(k) of the Food, Drug and Cosmetic Act requires those device manufacturers who must register to notify the FDA, at least 90 days in advance, of their intent to market a medical device. This is known as Premarket Notification - also called PMN or 510(k). It allows the FDA to determine whether the device is equivalent to a device already placed into one of the three classification categories. Thus, "new" devices (not in commercial distribution prior to May 28, 1976) that have not been classified can be properly identified. Specifically, medical device manufacturers are required to submit a premarket notification if they intend to introduce a device into commercial distribution for the first time or reintroduce a device that will be significantly changed or modified to the extent that its safety or effectiveness could be affected. Such change or modification could relate to the design, material, chemical composition, energy source, manufacturing process, or intended use.

Employees

     As of April 1, 2001, Hyperstealth had two employees. Hyperstealth believes that its employee relations are good. Hyperstealth's success depends to a large extent upon the continued services of Hyperstealth's key managerial employees. The loss of such personnel could have a material adverse effect on Hyperstealth's business and Hyperstealth's results of operations. See "Risk Factors".

Physical Facilities and Offices

     Hyperstealth does not currently have administrative offices; however, Hyperstealth does pay a monthly fee of $170 for the use of a conference room and for use of the mailing address located at 2300-1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X2. Hyperstealth does not have any policies regarding investments in real estate, securities or other forms of property.

     Hyperstealth's telephone number is 604/408-3600 and Hyperstealth's facsimile number is 604/945-7347. Hyperstealth's e-mail address is gcramer@hyperstealth.com. Hyperstealth maintains an Internet Web site at http://www.hyperstealth.com.

Legal Proceedings

     There is no current outstanding litigation in which Hyperstealth is involved other than routine litigation incidental to ongoing business.

Transfer Agent

     Hyperstealth's transfer agent is StockTrans, 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.

                                DIVIDEND POLICY

     Hyperstealth has not paid any cash dividends on its common stock and Hyperstealth does not anticipate paying any cash dividends on its common stock in the foreseeable future. Hyperstealth intends to retain future earnings, if any, to finance the expansion and development of Hyperstealth's business. Hyperstealth's board of directors will determine, in its sole discretion, whether to declare any dividends on Hyperstealth's common stock in the future, based on Hyperstealth's earnings, capital requirements, financial position, general economic conditions, and other relevant factors then existing.

                                USE OF PROCEEDS

     Hyperstealth will not receive any proceeds from the sale of the securities by the selling security holders.

                          CERTAIN TAX CONSIDERATIONS

     The following summarizes the principal Canadian federal income tax considerations applicable to the holding and disposition of common shares in the capital of the company by a holder of a company's common shares who is resident in the United States of America, who has never been a resident of Canada, and who holds common shares solely as capital property (a "United States Holder"). This summary is based on the current provisions of the Income Tax Act (Canada) (the "ITA"), the regulations thereunder, all amendments thereto publicly proposed by the government of Canada to the date hereof, the published administrative practices of Revenue Canada, Taxation, and on current provision of the Canada-United States Income Tax Convention, 1980, as amended (the "Treaty"). Except as otherwise expressly provided, this summary does not take account of any provincial, territorial or foreign tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

     This summary is not intended to include all circumstances in which a disposition of common shares might occur. This summary does not constitute, and should not be construed to constitute, tax advice to any particular investor. Investors are, therefore, advised to consult their own tax advisors with respect to their individual circumstances. This summary contains information relating only to provisions Canadian federal income tax law, as set out above.

     This summary does not include information relating to the provisions of any taxation legislation of the United States or of any state. Investors who are or may be subject to liability to tax under any legislation of the United States or of any state are advised to consult with their own tax advisors with respect to possible liability.

     Under the ITA, amounts paid or credited or deemed paid or credited on account of dividends to holders of common shares that are resident in a country other than Canada will be subject to withholding tax of 25% of the amount of the dividend. The rate of withholding tax may be reduced pursuant to the terms of a bilateral income tax treaty between Canada and the country in which a holder of common shares is resident. In certain circumstances, the purchase by a company of its common shares may result in a deemed dividend. Under the Treaty, if the recipient of a dividend on the common shares is the beneficial owner of such dividends and is considered to be a resident of the United States for purposes of the Treaty, the rate of Canadian withholding tax on such dividends will generally be reduced to 15% of the amount of such dividends or, if the recipient is a corporation which owns at least 10% of the voting stock of a company, to 5% of the amount of such dividends.

     A holder of common shares who is not resident in Canada will not be subject to tax under the ITA in respect of any capital gain, or be entitled to deduct any capital loss, realized on a disposition of the common shares unless at the time of such disposition such common shares constitute "Taxable Canadian Property" of the holder for purposes of the ITA and the holder is not entitled to relief under a bilateral income tax treaty between Canada and the country in which the holder of the common shares is resident. If the holder is not entitled to relief under a tax treaty, three-quarters of the gain arising on a disposition of Taxable Canadian Property will be taxable at the rates that approximate the rates applicable to residents of Canada. The common shares of a company will not generally constitute "Taxable Canadian Property" at a particular time if they are listed on a prescribed stock exchange (which includes the Canadian Venture Exchange) at that time. However, a holder's common shares and rights to acquire common shares or interests in common shares will be considered "Taxable Canadian Property" if the holder uses or holds, or is deemed to use or hold, such shares in, or in the course of carrying on, a business in Canada, or if at any time during the five year period immediately preceding the disposition of such common shares, the non-resident holder and persons with whom the non-resident holder did not deal at arm's length owned, had rights to acquire, or had interests in 25% or more of the issued shares of any class of the company. Under the Treaty, any gain from a disposition of common shares by a person who is considered a resident of the United States for purposes of the Treaty may be exempt from Canadian tax even if the shares constitute Taxable Canadian Property. This exemption will apply if, at the time of disposition, the value of the common shares did not derive principally from Canadian real property and such shares do not form part of the business property of a permanent establishment of the holder in Canada or pertain to a fixed base available to the holder in Canada for the purpose of performing independent personal services.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion is intended to provide an analysis of Hyperstealth's financial condition and should be read in conjunction with Hyperstealth's financial statements and the notes thereto. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for Hyperstealth's growth, trends in the results of its development, anticipated development plans, operating expenses and Hyperstealth's anticipated capital requirements and capital resources. Hyperstealth's actual results could differ materially from the results discussed in the forward-looking statements.

Overview

     Hyperstealth is a development stage company and has limited operations and no revenue. Hyperstealth has relied solely on funds raised by the issuance of shares of its common stock to fund its development. There is no assurance that Hyperstealth will be able to continue to raise funds by the issuance of its common stock, which would then cast substantial doubt on its ability to continue its operations.

     As of December 31, 2000, Hyperstealth had $1,957 Cdn cash on hand and had budgeted $120,000 for expenditures for the period January 2001 to December 2001. It is expected that revenues from future operations will help to offset any cash deficiency. Should this cash flow not be sufficient, then Hyperstealth would be required to issue further share capital.

For the nine month period ended December 31, 2000 compared with the nine month period ended December 31, 1999

     For the nine months ended December 31, 2000, Hyperstealth incurred a loss of $164,628 compared to $545,774 for the nine months ended December 31, 1999, a decrease in loss of $381,146. The decrease in loss is primarily due to: a decrease in consulting fees of $333,392 of which $288,576 ($195,000 U.S.) was a one-time fee for services relating to corporate development and assisting Hyperstealth application for listing of its securities on the OTC Bulletin Board; a decrease in professional fees totaling $53,316 due to a decrease in regulatory matters; and an increase in administration and office and general expenses of $24,230.

     Liquidity and Capital Resources. Hyperstealth has limited operations, has not received revenues from any operations and has relied on funds raised by the issue of share capital to fund its development. For the nine months ended December 31, 2000, Hyperstealth raised $32,200 from the sale of special warrants, compared to $463,185 from the sale of special warrants for the nine months ended December 31, 1999. During the nine months ended December 31, 2000, Hyperstealth was also advanced $21,519 from United Dynamics Corp., a company with common officers and directors, to help fund operating costs.

     Development Expenditures. For the nine months ended December 31, 2000, Hyperstealth expended $1,351 on its research and development activities compared to $33,668 for the nine months ended December 31, 1999, a decrease of $32,317. The decreased spending is due to Hyperstealth's lack of funds necessary to continue its research program. For the nine months ended December 31, 2000, Hyperstealth spent $470 on research and development of the hyperbaric chamber, compared to $18,165 for the nine months ended December 31, 1999, a decrease of $17,695. Hyperstealth also spent $881 for research on its Passive Negative Ion Generator, a decrease of $13,622 from the amount spent for the nine months ended December 31, 1999.

For the Year Ended March 31, 2000

     The fiscal year ended March 31, 2000 was Hyperstealth's first year of operation. For the year ended March 31, 2000, Hyperstealth incurred a loss of $677,906. The significant components of the loss include $36,000 in administration fees relating to the day-to-day operations of Hyperstealth; $414,392 in consulting fees of which $288,576 was a one-time fee for services relating to corporate development and assisting Hyperstealth with its application for listing of its securities on the OTC Bulletin Board; $93,636 in professional fees relating to licensing agreements, regulatory matters and Hyperstealth's audit; and $53,441 relating to research and development of Hyperstealth's products.

     Liquidity and Capital Resources. For the year ended March 31, 2000, Hyperstealth had no operating revenue and operated solely on funds raised by the issuance of common stock and special warrants. For the year ended March 31, 2000, Hyperstealth raised $124,250 from the sale of common stock and $676,137 from the sale of special warrants.

     Development Expenditures. For the year ended March 31, 2000, Hyperstealth spent a total of $53,441 in research and development expenditures including $29,068 on the hyperbaric chamber and $23,373 on its Passive Negative Ion Generator.

                                  MANAGEMENT

     The following table sets forth certain information regarding the members of Hyperstealth's board of directors and Hyperstealth's executive officers:

Name                     Age         Position
----                     ---         --------

Gino Gemma               66    Chairman of the Board and Director
Guy Cramer               33    President, Chief Financial Officer, Treasurer and
                               Director
Douglas Spindler         33    Secretary
Stephen Street           63    Director

     Hyperstealth's directors hold office until the next annual meeting of Hyperstealth's shareholders or until their successors are duly elected and qualified. Hyperstealth's executive officers serve at the pleasure of the board of directors. Set forth below is a summary description of the principal occupation and business experience of each of Hyperstealth's directors and executive officers for at least the last five years.

     Gino Gemma has served as the Chairman of Hyperstealth's board of directors since 1999. From 1990 to 1999, Mr. Gemma served as a sales representative of B.C. Hydro Power Smart, a British Columbia, Canada, provincial government company. From 1983 to 1990, Mr. Gemma was employed by Magnum Distribution Ltd., a British Columbia company, which designs underwater vehicles. In 1996, Mr. Gemma received his certification as a Sales Marketing Executive from the University of British Columbia and in 1999 Mr. Gemma received his "ASTT" (Applied Science Technology Technologist) status from the British Columbia Institute of Technology. Mr. Gemma is also a licensed scuba diving instructor.

     Guy Cramer has served as Hyperstealth's President, Chief Financial Officer, Treasurer, and a director of Hyperstealth since 1999. From 1994 to 1999, Mr. Cramer was employed in various sales and managerial capacities by Hy-Line Sales, Ltd., a plumbing wholesale agent. In 1996, Mr. Cramer worked with the general manager of the Edmonton Oilers, a professional hockey franchise, on matters relating to hyperbaric oxygen therapy and from 1993 to 1995, Mr. Cramer worked with the general managers of the National Hockey League and corresponded on matters related to negative ion training and hyperbaric chambers. In 1996, Mr. Cramer founded Trinity Consulting which reviews the discoveries of negative ion research. Prior to 1994, Mr. Cramer was employed as a geophysics research assistant and co-authored a paper on greenhouse gases for the United Nations Environmental Program.

     Douglas Spindler has served as Secretary of Hyperstealth since 1999. Since November 2000, Mr. Spindler has served as Treasurer and Investment Manager for the City of Burnaby in British Columbia. From 1995 to 2000, Mr. Spindler worked for Van City Credit Union as a financial advisor for retail clients. Mr. Spindler also acted as Branch Compliance Manager since 1998 for the same Credit Union, overseeing 13 registered sales representatives, over $14 million in mutual fund assets and over $65 million in credit and investment assets. From 1990 to 1998, Mr. Spindler was a member of the Maryland National Guard, United States Army Reserves. In 1990, Mr. Spindler served as an intern for the Maryland General Assembly in Annapolis, Maryland under Delegate Timothy F. Maloney. In 1992, Mr. Spindler graduated from Towson State University, Baltimore, Maryland with a Bachelor of Arts degree in Political Science and a minor designation in Communications.

     Stephen Street has served as a member of Hyperstealth's board of directors since 1999. From 1961 to 1990, Mr. Street served as a stockbroker for the investment firm of Wood Gundy. In 1991, Mr. Street founded Street Enterprises, Inc., a lighting and janitorial supplies company. Mr. Street has completed courses in Canadian securities and has completed courses at the New York Stock Exchange. Mr. Street has also qualified for the Electrical Utility Operations (Level 1) diploma and has taken the Professional Selling course offered by the Vancouver School Board.

     There are no family relationships among Hyperstealth's directors, executive officers or other persons nominated or chosen to become officers or executive officers.

Employment Agreements

     Hyperstealth does not have employment agreements with any of its executive officers.

Director Compensation

     Hyperstealth does not currently pay any cash compensation to directors for serving on its board, but Hyperstealth intends to grant its directors common stock options. Hyperstealth reimburses its directors for out-of-pocket expenses for attending board and committee meetings.

Executive Compensation

     Summary Compensation Table. The following table sets forth information concerning the total compensation that Hyperstealth has paid or accrued on behalf of Hyperstealth's chief executive officer during the fiscal year ending March 31, 2000. None of Hyperstealth's officers received a salary or bonus in excess of $100,000 for services rendered during such fiscal year. There were no long-term compensation awards or payouts or other compensation granted for the fiscal year ended March 31, 2000.

                                                                  Annual Compensation
Name and                                                    ---------------------------------
Position                           Year                     Salary                      Bonus
--------                           ----                     ------                      -----
Gino Gemma,                        Fiscal year ended        $42,000 (1)                 $ 0
Chairman, director                 March 31, 2000

Guy Cramer, President,             Fiscal year ended         36,000 (2)                 $ 0
Treasurer and director             March 31, 2000

(1) Mr. Gemma is compensated as a corporate administrator and consultant through GAC/USW Ltd., a private British Columbia company of which Mr. Gemma owns 100%, pursuant to co-founders agreement dated April 22, 1999, whereby GAC/USW Ltd. receives $4,000 per month. GAC/USW Ltd. has entered into a verbal agreement as of September 1, 2000 to only receive $1,000 per month until Hyperstealth raises more working capital to support the compensation agreed to under the co-founders agreement. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Co-Founders Agreement".

(2) Mr. Cramer is compensated as a corporate administrator and consultant through Trinity Consulting, a sole proprietorship owned by Mr. Cramer, pursuant to a co-founders agreement dated April 22, 1999, whereby Mr. Cramer receives $4,000 per month. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Co-Founders Agreement".

Consulting Agreements

     On March 24, 1999, Hyperstealth entered into a consulting agreement with Vamp International Holdings, Inc. whose principal is Robert Dymont who owns 1,000,000 shares of Hyperstealth's common stock and is a selling securityholder. Pursuant to the consulting agreement, Vamp International is to assist Hyperstealth in its corporate development, finalizing its business plan and assisting Hyperstealth's application for listing of its securities on the OTC Bulletin Board. The consulting agreement provides for a 10% finders fee payable to Vamp International for any financing which Hyperstealth receives from introductions by Vamp International. Vamp International also receives

$4,000 per month as a corporate consultant under the co-founders agreement entered into on April 22, 1999. As of September 1, 2000, Vamp International verbally agreed to only receive $1,000 per month until Hyperstealth raises additional working capital to support the agreed fees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Co-Founders Agreement".

     On March 24, 1999, Hyperstealth entered into a consulting agreement with Tjelta & Associates whose principal is S.O. Tjelta who owns 1,000,000 shares of Hyperstealth's common stock and is a selling securityholder. Pursuant to the consulting agreement, Tjelta & Associates is to assist Hyperstealth in its corporate development, finalizing its business plan and assisting Hyperstealth's application for listing of its securities on the OTC Bulletin Board. The consulting agreement provides for a 10% finders fee payable to Tjelta & Associates for any financing which Hyperstealth receives from introductions by Tjelta & Associates. Tjelta & Associates also receives $4,000 per month as a corporate consultant under the co-founders agreement entered into on April 22, 1999. As of September 1, 2000, Tjelta & Associates has agreed to only receive $1,000 per month until Hyperstealth raises more working capital to support the agreed compensation fees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Co-Founders Agreement".

Indemnification of Officers, Directors, Employees and Agents

     Under Hyperstealth's Articles of Association, subject to the provisions of the Company Act, Hyperstealth's directors shall cause Hyperstealth to indemnify a director or former director and the directors may cause Hyperstealth to indemnify a director or former director of a corporation of which they are or were a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by Hyperstealth. Each of Hyperstealth's directors on being elected or appointed shall be deemed to have contracted with Hyperstealth on the terms of this indemnity.

     Subject to the provisions of the Company Act, Hyperstealth's directors may cause Hyperstealth to indemnify any of Hyperstealth's officers, employees or agents or of a corporation of which Hyperstealth is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as Hyperstealth's officer, employee or agent. In addition, Hyperstealth shall indemnify Hyperstealth's Secretary or an Assistant Secretary (if he shall not be Hyperstealth's full-time employee and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act or Articles of Association.

     The failure of Hyperstealth's directors or officers to comply with the provisions of the Company Act or of the Memorandum or the Articles of Association shall invalidate any indemnity to which he is entitled. The directors may cause Hyperstealth to purchase and maintain insurance for the benefit of any person who is or was serving as Hyperstealth's director, officer, employee or agent or as a director, officer, employee or agent of any corporation of which Hyperstealth is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Hyperstealth's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Hyperstealth has been advised that in the opinion of the Securities and Exchange Commission indemnification for such liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the date of this prospectus regarding the beneficial ownership of Hyperstealth's common stock by each of Hyperstealth's executive officers and directors and by each person who owns in excess of five percent of Hyperstealth's common stock after giving effect to the exercise of warrants or options held by the named securityholder.

Name and Address                                     Number of                  Percent of Shares
of Beneficial Owner                                  Shares  Owned (1)          of Class Owned (2)
---------------------------                          -----------------          ------------------
Guy Cramer (3)(4)(10)                                     1,050,001                          15.67%
President, Chief Financial Officer,
Treasurer and Director
1335 Sutherland Avenue
Port Coquitlam, British Columbia
V3B 7G7 Canada

Gino Gemma (3)(5)(10)                                     1,050,001                          15.67%
Director and Chairman
6441 Lougheed Highway
Burnaby, British Columbia
V5B 3A1 Canada

Douglas Spindler                                             39,200                           0.59%
Secretary
6 - 7321 Monteceto Drive
Burnaby, British Columbia
V5A 1R2 Canada

Stephen Street (6)                                           50,000                           0.75%
Director
1082 Linnae Avenue
North Vancouver, British Columbia
V7R 1Z4 Canada

Robert Dymont (7)                                         1,110,000                          16.57%
Consultant
1670 Seymour Place
Point Roberts, Washington  98281

S.O. Tjelta (8)                                           1,110,000                          16.57%
Consultant
346 Mount Parke Drive.
P.O. Box 103
Mayne Island, British Columbia
V0N 2J0 Canada

TPG Capital Corporation (9)                                 500,000                           7.47%
1504 R Street N.W.
Washington, DC 20009

United Dynamics Corp. (10)                                1,000,000                           14.9%
Suite 330
1919 14th Street
Boulder, Colorado 80302

Executive officers and                                    2,189,202                          32.68%
directors as a group
(4 Persons)(11)

(1) The number of shares of common stock includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which such person or entity has the right to acquire within sixty days after March 1, 2001. The information is based upon information furnished by the persons listed.
(2) Based on 6,697,054 shares of Hyperstealth's common stock currently outstanding.
(3) The shares of common stock owned by Messrs. Gemma, Cramer, Dymont and Tjelta are pooled pursuant to a pooling agreement dated August 17, 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"
(4) Mr. Cramer owns 1,000,001 shares of common stock, an option to purchase 50,000 shares of common stock exercisable at $.001 per share. Such figure does not include a 19.45% interest in the 1,000,000 shares owned by United Dynamics Corp.
(5) Mr. Gemma owns 1,000,001 shares of common stock, an option to purchase 50,000 shares of common stock exercisable at $.001 per share. Such figure does not include a 19.45% interest in the 1,000,000 shares owned by United Dynamics Corp.
(6) Consists of an option to purchase 50,000 shares of Hyperstealth's common stock, currently exercisable at $1.00 per share.
(7) Mr. Dymont owns 1,000,000 shares of common stock and an option to purchase 110,000 shares of Hyperstealth's common stock, currently exercisable at $1.00 per share. Such figure does not include a 19.45% interest in the 1,000,000 shares owned by United Dynamics Corp.
(8) Mr. Tjelta owns 1,000,000 shares of common stock and an option to purchase 110,000 shares of Hyperstealth's common stock, currently exercisable at $1.00 per share. Such figure does not include a 19.45% interest in the 1,000,000 shares owned by United Dynamics Corp.
(9) Consists of an option to purchase 500,000 shares. James M. Cassidy, a principal of Cassidy & Associates, Washington D.C., the law firm which assisted in the preparation of this registration statement, is the director and controlling shares of the named holder.
(10) Messrs. Cramer, Gemma, Dymont and Tjelta each own a 19.45% interest in United Dynamics Corp., which owns 1,000,000 shares of Hyperstealth's common stock. Additionally, Hyperstealth owns 1,000,000 shares of the common stock of United Dynamics Corp.
(11) Includes an aggregate of 2,139,202 shares owned by Messrs. Cramer, Gemma, Spindler, and an option to purchase 50,000 shares owned by Mr. Street. Such figure does not include the aggregated 38.9% interest in United Dynamics Corp. owned by Messrs. Gemma and Cramer.

     Because Hyperstealth's executive officers and directors and affiliates beneficially own in excess of 50% of Hyperstealth's outstanding common stock, they are able to exercise a controlling influence over the election of directors and other matters requiring stockholder approval, including change of control transactions. The effect of such management control could be to delay or prevent any change of Hyperstealth's management control.

                            SELLING SECURITYHOLDERS

     Hyperstealth is registering for resale by 117 holders 2,947,052 shares of its common stock and 933,100 shares of common stock issuable upon the exercise of outstanding options held by 15 securityholders. The selling securityholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See "RISK FACTORS".

     All the selling securityholders with the exception of Messrs. Gemma, Tjelta, Dymont, Guy Cramer and United Dynamics Corp. have entered into a pooling agreement dated November 30, 2000 aggregating 1,697,052 shares of common stock. The pooled shares of common stock were deposited with an escrow agent, StockTrans, Inc., Hyperstealth's transfer agent. All the pooled shares are being registered for sale herein on behalf of the selling securityholders. The pooled shares shall be released to the shareholders and become available for trading in the following manner: 30% on the listing of Hyperstealth's common stock on the OTC Bulletin Board (the "First Release"); 30% 12 months following the First Release; and 40% 15 months following the First Release. Provisions have not been provided in the pooling agreement in the event that the shares are not successfully listed on the OTC Bulletin Board.

     All of the selling securityholders' shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

Holders of Shares of Common Stock
---------------------------------

     The following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling securityholder.

Name and Address              Number of Shares         Number of Shares      Percentage of               Percentage of
----------------              ----------------         ----------------      -------------               -------------
of Beneficial Owner           of Common                of Common             Stock Owned                 Stock Owned
--------------------          ---------                ---------             -----------                 -----------
                              Sock Beneficially        Offered Herein        Prior to Offering /(1)/     after Offering /(2)/
                              -----------------        ---------------       -----------------------     --------------------
                              Owned
                              -----
Acton, Sandy                          20,000               20,000                     (*)                     (*)
RR#2, S4E-C8
Gibsons, B.C., V0N 1V0

Allen, Jerry-Lee                      10,000               10,000                     (*)                     (*)
4347 Victory St.
Burnaby, B.C., V5J 1R1

Anderson, Lorraine V.                 10,000               10,000                     (*)                     (*)
9083 - 112/th/ St.
Delta, B.C.

Ansari, Asrar                         20,000               20,000                     (*)                     (*)
534 - 14/th/ St. W.
N. Vancouver, B.C., V7M 1P9

Ansari, Sofia                         10,000               10,000                     (*)                     (*)
534 - 14/th/ St. W.
N. Vancouver, B.C., V7M 1P9

Arborak, Gord                         10,000               10,000                     (*)                     (*)
3934 E. 1/st/ Ave.
Burnaby, B.C., V5C 5S3

Attwell, Warren                       25,000               25,000                     (*)                     (*)
3020 Armada St.
Coquitlam, B.C., V3C 3S3

Bachman, Ben                          10,000               10,000                     (*)                     (*)
2889 Norland Ave.
Burnaby, B.C., V5b 3A9

Baird, William Arther                 20,000               20,000                     (*)                     (*)
2740 Anchor Way
Pender Island, B.C., V0N 2M0

Baljack, Edith                        10,000               10,000                     (*)                     (*)
743 Sydney Ave.
Coquitlam, B.C., V3K 3K3

Beaton, Nancy                         10,000               10,000                     (*)                     (*)
#45, 12190 - 84/th/ Ave.
Surrey, B.C., V3W 9S5

Benedictson, Gail                      10,000              10,000                     (*)                 (*)
419 Red Wing Court
Penticton, B.C., V2A 8N7

Benedictson, Tracey1                   10,834              10,834                     (*)                 (*)
9958 149/th/ St.
Surrey, B.C., V3R 7W7

Benedictson, Vern                      10,000              10,000                     (*)                 (*)
419 Red Wing Court
Penticton, B.C., V2A 8N7

Bernard, Randy                         30,000              30,000                     (*)                 (*)
2633 Parker St.
Vancouver, B.C., V5K 2T5

Booth, Innes                           10,000              10,000                     (*)                 (*)
4579 Capilano Rd.
N. Vancouver, B.C., V7R 4K2

Brennan, David                         10,000              10,000                     (*)                 (*)
16a Stevens Rd.
Singapore, 257832

Brunner, Ray                           10,000              10,000                     (*)                 (*)
W.2254 Swinburne
N. Vancouver, B.C., V7H 1L1

Burns, Kevin                           10,000              10,000                     (*)                 (*)
P.O. Box 18
Merville, B.C., V0R 2M0

Chauhan, Uttam                         10,000              10,000                     (*)                 (*)
5262 Hardwick Street
Burnaby, B.C., V5G 1P9

Chia, Robert                           10,000              10,000                     (*)                 (*)
6507 Elwell St.
Burnaby, B.C., V5E 1J9

Chor, Virginia                         10,000              10,000                     (*)                 (*)
4237 Gilpin Cres.
Burnaby, B.C., V5G 2K3

Clockwise Ventures                     10,000              10,000                     (*)                 (*)
408 - 2001 Wall St.
Vancouver, B.C., V5L 5E4

Cramer, David /(3)/                    10,000              10,000                     (*)                 (*)
110 - 4630 Ponderosa Drive
Peachland, B.C., V0H 1X0

Cramer, Guy /(4)/                   1,000,001             250,000                   14.9%              11.19%

1335 Sutherland Avenueport
Coquitlam, B.C.  V3B 7G7

Crosby, Jack A                        10,000            10,000                        (*)                 (*)
1849 Foster, Ave.
Coquitlam, B.C., V3J 7K8

Curley, Don                           33,333            33,333                        (*)                 (*)
10215 - 107a St.
Surrey, B.C., V4N 4N6

Darbyshire, Brian & Janice            10,000            10,000                        (*)                 (*)
211 - 60/th/ St.
Salmon Arm, B.C., V1E 1Y2

Demos, John                           10,000            10,000                        (*)                 (*)
207 - 371 Ellesmere Ave.
Burnaby, B.C.

Dhut, Terry                           10,000            10,000                        (*)                 (*)
12113 Cherrywood Dr.
Maple Ridge, B.C., V2X 9K4

Dymont, Robert/(5)/                1,000,000           250,000                      14.9%              11.19%
1670 Seymour Placepoint
Roberts, Washington 98281

Edgecreek Developments                10,000            10,000                        (*)                 (*)
P.O. 29533
Maple Ridge, B.C., V2X 0V2

Elliott, Shari                        10,000            10,000                        (*)                 (*)
207 - 555 North Road
Coquitlam, B.C., V3J 1N8

Falbo, Vince                          10,000            10,000                        (*)                 (*)
6311 - 190/th/ St.
Surrey, B.C., V3S 8G7

First Marathon Securities Ltd.        10,000            10,000                        (*)                 (*)
In Trust for Mclaren, William
First Marathon:
3000-130 King St.W.
Tor., Ont., V5X 1J9
Mclaren: 27 Birchwynd
Anmore, B.C., V3C 4Y5

Fisher, Elaine                        10,000            10,000                        (*)                 (*)
7379 Moniecita Dr.,
Burnaby, B.C., V5A 1R4

Flangan, Robert                       18,000            18,000                        (*)                 (*)
334 - 1252 Town Centre Blvd.,
Coquitlam, B.C., V3E 7R7

Fox, John                             10,000            10,000                        (*)                 (*)
37181 Schooner Way
R.R. #2
Pender Island, B.C., V0N 2M2

Furci, Carmen                         20,000            20,000                        (*)                 (*)
2468 Evergreen St.
York Town Heights, N.Y., 10598

Gabinet, Ron & Joan                   10,000            10,000                        (*)                 (*)
R.R. 2
Pender Island, B.C., V0N 2M2

Gemma, Beverly/(6)/                   10,000            10,000                        (*)                 (*)
6441 Laughed Hwy.
Burnaby, B.C., V5B 3A1

Gemma, Gino /(7)/                  1,000,001           250,000                      14.9%              11.19%
6441 Laughed Highway
Burnaby, B.C.  V5B 3A1

Grabas, Mark                          10,000            10,000                        (*)                 (*)
Box 40, Granville
Squaresuite 230 200
Granville St.
Vancouver, B.C.V6C 1S4

Hagarty, Tim                          10,000            10,000                        (*)                 (*)
2711 Anchor Way
North Pender Island, B.C.,
V0N 2M0

Hagedorn, Blaine                      10,000            10,000                        (*)                 (*)
P.O. Box 370
Gibsons, B.C., V0N 1V0

Harris, Dr. David/(8)/                10,000            10,000                        (*)                 (*)
7605 - 6/th/ St.
Burnaby, B.C., V3N 3M6

Harris, Mel                           10,000            10,000                        (*)                 (*)

12808 - 13/th/ Ave.
Surrey, B.C., V4A 1B4

Haywood Securities Inc.               20,000            20,000                        (*)                 (*)
in Trust for Peter Meyer
Meyer: 683 - 1755 Robson St.
Vancouver, B.C., V6G 3B7

Hirsekorn, Birnd                      33,334            33,334                        (*)                 (*)
17182 - 21 Ave.
Surrey, B.C., V4P 2T4

Hughes, Ron (9)                       10,000            10,000                        (*)                 (*)
7430 Mark Crescent
Burnaby, B.C., V5A 1Z3

Karram, Michael                       40,000            40,000                        (*)                 (*)
4780 E. Hastings St.
Burnaby, B.C., V5C 2K7

Keith, Leanne                         10,000            10,000                        (*)                 (*)
5076 Massey Driv
Delta, B.C., V4K 1B5

Kenney, Charlene                      10,000            10,000                        (*)                 (*)
21830 - 124/th/ Ave.
Maple Ridge, B.C., V2X 4H9

Kinney, Kenneth                       14,667            14,667                        (*)                 (*)
9220 - 206/th/ St.
Langley, B.C., V1M 2W8

Kjrj Holding                          10,000            10,000                        (*)                 (*)
5726 Ferguson Court
Delta, B.C., V4L 2J4

Langlois, Roger                       10,000            10,000                        (*)                 (*)
RR #2, S4-C1
Gibsons, B.C., V0N 1V0

Lau, Gereld                           10,000            10,000                        (*)                 (*)
1648 Scarborough Cres.
Port Coquitlam, B.C., V3C 2R1

Lawrence, Larry                       20,000            20,000                        (*)                 (*)
88 - 2165 Fortress Dr.
P. Coquitlam, B.C., V3C 6E8

Lom Nominees Limited                 200,000           200,000                      2.98%                 (*)
the Lom Building
27 Bried Street

Hamilton 11, Bermuda

Lunden, Glenn                         10,000            10,000                        (*)                 (*)
9355 Sullivan Street
Burnaby, B.C., V3J 1H6

Macinnes, Kathleen                    15,000            15,000                        (*)                 (*)
#2 - 915 Fort Fraser Rise
Port Coquitlam, B.C. V3C 6K3

Matsen, Dr. John                      53,334            53,334                        (*)                 (*)
156 W. 3/rd/ St.
North Vancouver, B.C., V7M 1E8

Matulik, Ivan                         10,000            10,000                        (*)                 (*)
1107 - 1288 West Georgia St.
Vancouver, B.C., V6E 4R3

Mcfegan, Elaine                       10,000            10,000                        (*)                 (*)
1273 Coutts Pl.
P. Coquitlam, B.C., V3C 5Y9

Mcfegan, Robert                       10,000            10,000                        (*)                 (*)
14 - 788 Citadel Dr.
P. Coquitlam, B.C., V3C 6G9

Meadow Ventures Ltd. /(10)/           27,000            27,000                        (*)                 (*)
9192 - 206 Street
Langley, B.C., V1M 2X2

Merrill Lynch in Trust                10,000            10,000                        (*)                 (*)
for Clarke, Jeff
Clarke: Rr#2, Site 35
Comp. E-7, Peachland, B.C.

Merrill Lynch in Trust                10,000            10,000                        (*)                 (*)
for Eakins, Karen
Eakins: 21840 - 44a Ave.
Langley, B.C., V3A 8E1

Merrill Lynch in Trust                20,000            20,000                        (*)                 (*)
for Edgecombe, Bernadette (11)
Edgecombe: Rr#2, S4-c1
Gibsons, B.C., V0N 1V0

Merrill Lynch in Trust                          10,000            10,000                        (*)                 (*)
for Featherstone, Ron
Featherstone: 13564 - 14a Ave.
Surrey, B.C.

Merrill Lynch in Trust                          20,000            20,000                        (*)                 (*)
for Langdeau, Susan (12)
Langdeau: 12474 Laity Street
Maple Ridge, B.C., V2X 5B5

Merrill Lynch in Trust                          10,000            10,000                        (*)                 (*)
for Mcfegan, Peter
Mcfegan: Pitt Meadows, B.C.

Merrill Lynch in Trust                          10,000            10,000                        (*)                 (*)
for Smith, Cam
Smith: 5636 - 18/4th/ St.
Surrey, B.C., V3S 4M9

Merrill Lynch in Trust                          10,000            10,000                        (*)                 (*)
for Smith, Syd
Smith: 6188 - 180/th/ St.
Surrey, B.C., V3S 4L6

Merrill Lynch in Trust                          10,000            10,000                        (*)                 (*)
for Uotuk, Terry
Uotuk: 20635 - 91a Ave.
Langley, B.C.

Merrill Lynch in Trust                          10,000            10,000                        (*)                 (*)
for Veale, Gerry (13)
Veale: R.R.#4, S7-c60
Gibsons, B.C., V0N 1V0

Moore, Thomas                                   20,000            20,000                        (*)                 (*)
2734 Ancor Way, R.R. #1
Pender Island, V5B 3A1

Morena, Dennis                                  10,000            10,000                        (*)                 (*)
615 Renfrew St.
Vancouver, B.C., V5K 4X4

Nesbitt Burns in Trust                          10,000            10,000                        (*)                 (*)
for Reid, Michael
Nesbitt Burns: 1800 - 885 W. Georgia St.

Van., B.C., V6C 3E8
Reid: Richmond, B.C.

Nicolette, Frank N.                   10,000            10,000                        (*)                 (*)
3640 Nanaimo Cr.
Abbotsford, B.C.

Obcena, Cecile                        10,000            10,000                        (*)                 (*)
2217 Brookmount Ave.
Port Moody, B.C., V3H 2L2

Oliver, Doug                          10,000            10,000                        (*)                 (*)
4201 Armadale Road
Pender Island, B.C., V0N 2M1

Purrino, Papa                         10,667            10,667                        (*)                 (*)
4543 E. Hastings St.
Burnaby, B.C., V5C 2K3

Rbc Dominion Securities Inc.          10,000            10,000                        (*)                 (*)
In Trust for Ralph, Ramona
2100 - 666 Burrard St.
Van., B.C., V6C 3B1
Ralph: 23604 - 116/th/ Ave.
Maple Ridge, B.C., V4R 2C5

Rbc Dominion Securities Inc.          10,000            10,000                        (*)                 (*)
in Trust for Bertoia, Kenneth
2100 - 666 Burrard St.
Van., B.C., V6C 3B1
Bertoia: 644 Claremont St.
Coq., B.C., V3J 3T4

Rbc Dominion Securities Inc.          10,000            10,000                        (*)                 (*)
in Trust for Mcfegan, Robert
2100 - 666 Burrard St.
Van., B.C., V6C 3B1
Mcfegan: 14 - 788 Citadel Dr.
P. Coquitlam, B.C., V3C 6G9

Rbc Dominion Securities Inc.          10,000            10,000                        (*)                 (*)
in Trust for Newmarch, Robert
3791 Royalmore Ave.
Richmond, B.C.

Rbc Dominion Securities Inc.          10,000            10,000                        (*)                 (*)
in Trust for Newmarch, Robert
3791 Royalmore Ave.
Richmond, B.C.

Regan, Melanie                        10,000            10,000                        (*)                 (*)
32 - 1140 Falcon Dr.
Coquitlam, B.C., V3E 2J7

Reitsma, Don                          10,000            10,000                        (*)                 (*)
16781 - 84/th/ Ave.
Surrey, B.C., V4N 4W1

Reseck, John Jr.                      10,000            10,000                        (*)                 (*)
10215 - 170a St.
Surrey, B.C., V4N 4N6

Rozic, Stan S.                        10,000            10,000                        (*)                 (*)
6457 Laughed Hwy.
Burnaby, B.C., V5B 3A1

Rozic, Vera                           20,000            20,000                        (*)                 (*)
6457 Laughed Hwy.
Burnaby, B.C., V5B 3A1

Scotiamcleod in Trust                 10,000            10,000                        (*)                 (*)
for Dales, Walter
1100 - 650 W. Georgia St.
Van., B.C., V6B 4N9
dales: 3120 Cambridge St.
P. Coquitlam, B.C., V3B 6H8

Sim, Jeff (14)                        10,000            10,000                        (*)                 (*)
3399 - 196 a Street
Langley, B.C., V3A 7X1

Simm, Ken                             10,000            10,000                        (*)                 (*)
21723 - 24/th/ Ave.
Langley, B.C., V2Z 1P5

Smele, Linda                          10,000            10,000                        (*)                 (*)
5854 - 123a St.
Surrey, B.C., V3X 1Y3

Spindler, Doug (15)                   39,200            39,200                        (*)                 (*)

6 - 7321 Monteceto Dr.
Burnaby, B.C., V5A 1R2

Stalman, Donald                       10,000            10,000                       (*)                 (*)
7943 - 108/th/ St.
Delta, B.C., V4C 4C3

Street, Janice (16)                   10,000            10,000                       (*)                 (*)
1082 Linnae Ave.
N. Vancouver, B.C., V7R 1Z4

Stribley, Harriet                     13,333            13,333                       (*)                 (*)
4309 Bedwell Harbour Rd.
Pender Island, B.C., V0N 2M1

Tak, Brad                             10,000            10,000                       (*)                 (*)
303 - 668 Carnarvon
New Westminster, B.C., V3M 5Y6

Thomas, Gord                          10,000            10,000                       (*)                 (*)
8069 Heather Street
Vancouver, B.C.

Tjelta, S.O. (Roy) (17)            1,000,000           250,000                     14.9%              11.19%
346 Mount Parke Dr.
Mayne Island, B.C. V0N 2J0

Topp, Donald                          10,000            10,000                       (*)                 (*)
1837 Creelman Ave.
Vancouver, B.C., V6J 1B7

United Dynamics Corp. (18)         1,000,000           250,000                     14.9%              11.19%
Suite 330
1919 - 14/th/ Street
Boulder, Colorado 80302

Uotuk, Laura                          10,000            10,000                       (*)                 (*)
1407 Charland Ave.
Coquitlam, B.C., V3K 3L4

Ventrejca, Paolo                      10,000            10,000                       (*)                 (*)
1064 Nanaimo St.
Vancouver, B.C., V5L 4T2

Vermette, Cliff                       25,000            25,000                       (*)                 (*)

Box 40, Granville Square
Suite 230 200 Granville St.
Vancouver, B.C. V6C 1S4

Wall, Diane                           15,000            15,000                      (*)                (*)
1709 Taralawn Court
Burnaby, B.C., V5B 3H4

Warner, Brandon                       10,000            10,000                      (*)                (*)
P.O. 29533
Maple Ridge, B.C., V2X 0V2

Welsh Development Co. Ltd.            20,000            20,000                      (*)                (*)
720 Beatty St.
Vancouver, B.C.

Welsh, Fred                           20,000            20,000                      (*)                (*)
5040 the Byway
West Vancouver, B.C., V7W 1L7
Wiebe, Ken                            33,350            33,350                      (*)                (*)
35187 Pierce Terrace
Abbotsford, B.C., V2S 7H3

Wilton, Walter                        10,000            10,000                      (*)                (*)
12603 Hardy St.
Maple Ridge, B.C.

Young, Dave (Yvonne)                  10,000            10,000                      (*)                (*)
314 5/th/ Ave.
New Westminster, B.C., V3L 1R7

Young, Terresa                        10,000            10,000                      (*)                (*)
Box 36
Pender Island, B.C., V0N 2M1

* Represents less than 1% of Hyperstealth's outstanding shares of common stock.

(1) Based on 6,697,054 shares of Hyperstealth's common stock outstanding as of the date of this prospectus.
(2)  Assumes the sale of all the shares offered by the selling securityholders.
(3) The named shareholder is the father of Guy Cramer, President and Chief Financial Officer of Hyperstealth.
(4) The named shareholder is Hyperstealth's President, Chief Financial Officer, Treasurer, a director and is a 19.45% shareholder of United Dynamics Corp. which owns 1,000,000 shares of Hyperstealth common stock and is a selling securityholder.
(5) The named shareholder is a principal of Vamp International Holdings, Inc., a consulting firm with whom Hyperstealth has entered into a consulting agreement. The named shareholder also owns a 19.45% interest in United Dynamics Corp. which owns 1,000,000 shares of Hyperstealth common stock and is a selling securityholder.
(6) The named shareholder is the wife of Gino Gemma, Chairman of the board and a director of Hyperstealth.
(7) The named shareholder is Hyperstealth's Chairman of the board, a director and a 19.45% shareholder of United Dynamics Corp. which owns 1,000,000 shares of Hyperstealth common stock and is a selling securityholder.
(8)  The named shareholder is a former director of Hyperstealth.
(9) The named shareholder is the brother-in-law of Dr. David Harris, a former director of Hyperstealth.
(10) Meadow Ventures Ltd. is owned by Dean Cramer, the brother of Guy Cramer, President and Chief Financial Officer of Hyperstealth.
(11) The named shareholder, Bernadette Edgecombe, is the mother-in-law of Guy Cramer, President and Chief Financial Officer of Hyperstealth.
(12) The named shareholder is the former sister-in-law of Guy Cramer.
(13) The named shareholder is Guy Cramer's brother-in-law.
(14) The named shareholder is the son-in-law of Gino Gemma, Chairman of the board and a director of Hyperstealth.
(15) The named shareholder serves as corporate secretary for Hyperstealth.
(16) The named shareholder is the wife of Stephen Street, a director of Hyperstealth.
(17) The named shareholder is a principal of Tjelta and Associates, a consulting firm with whom Hyperstealth has entered into a consulting agreement. The named shareholder also owns a 19.45% interest in United Dynamics Corp. which owns 1,000,000 shares of Hyperstealth common stock and is a selling securityholder.
(18) Messrs. Gemma, Cramer, Dymont and Tjelta each own a 19.45% interest in United Dynamics Corp.

Holders of Options to Purchase Shares of Common Stock
-----------------------------------------------------

     The following table sets forth certain ownership information regarding the 933,1000 shares issuable upon exercise of options held by each person who is a selling securityholder.

Name and Address              Number of Options         Number of Shares      Percent of Stock   Percent of Stock
                              Owned to Purchase         underlying Options    Owned Prior        Owned after
                              Shares Of Common          Registered Herein     to Offering (1)    Offering (2)
                                    Stock               -----------------     ---------------    ------------
                              -----------------
Cramer, Guy (3)                       50,000                   50,000                  (*)              (*)
1335 Sutherland Ave.
Port Coquitlam, B.C.  V3B 7G7

Dymont, Robert (4)                   110,000                  110,000                1.42%              (*)
1670 Seymour Placepoint
Roberts, Washington 98281

Gemma, Gino (3)                       50,000                   50,000                  (*)              (*)
6441 Laughed Highway
Burnaby, B.C.  V5B 3A1

Matsen, Dr. John (4)                  10,000                   10,000                  (*)              (*)

156 W. 3/rd/ St.
N. Vancouver, B.C. V7M 1E8

Mcgrew, Kevin (4)                     10,000                   10,000                  (*)              (*)
4511 Summerside Lane
N. Vancouver, B.C. V7G 1H4

Millar, Kathleen (4)                   1,000                    1,000                  (*)              (*)
2120 Mathers Ave.
W. Vancouver, B.C. V7V 2H3

Shaw, Joshua (4)                      10,000                   10,000                  (*)              (*)
63 Manly Dr.
Robina, Qld 4226 Australia

Sranko, George (4)                    10,000                   10,000                  (*)              (*)
4415 Chartwell Drive
Victoria, B.C.V8N 2R2

Street, Stephen (3)                   50,000                   50,000                  (*)              (*)
1082 Linnae Avenue
N. Vancouver, B.C. V7R 1Z4

Swanney, Dr. James (4)                10,000                   10,000                  (*)              (*)
42332 Elizabeth Ave.
Chilliwack, B.C.V2R 5C9

Tick, Lisa (4)                           600                      600                  (*)              (*)
209 Cornell Way
Port Moody, B.C. V3H 3W3

Tjelta, O. S (Roy) (4)               110,000                  110,000                1.42%              (*)
346 Mount Parke Dr.
Mayne Island, B.C. V0N 2J0

TPG Capital Corporation(5)           500,000                  500,000                6.4%               (*)
1504 R Street N.W.
Washington, D.C.20009

Vanwoudenburgh, Deanna (4)             1,500                    1,500                 (*)               (*)
3437 272/nd/ Street
Aldergrove, B.C. V4W 3H8

Wang, Dr. David (4)                   10,000                   10,000                 (*)               (*)
156 W.3/rd/ St.

N. Vancouver, B.C. V7M 1E8

(1)      Such figure assumes the exercise of 933,100 options.
(2)      Assumes exercise of 933,100 options and subsequent sale.
(3) The named option holder is a director of Hyperstealth and is also selling shares of common stock.
(4) The named option holder serves as a consultant to Hyperstealth and is also selling shares of common stock.
(5) James M. Cassidy, a principal of Cassidy & Associates, the law firm which has prepared this registration statement, is the director and controlling shareholder of the named securityholder.

         Hyperstealth will not receive any proceeds from the sale of any shares by the selling securityholders. Hyperstealth is bearing all expenses in connection with the registration of the selling securityholder's shares.

         The shares owned by the selling securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling securityholder's shares offered under Rule 415, Hyperstealth has made certain undertakings in Part II of the registration statement pursuant to which, in general, Hyperstealth has committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Executive Officers Compensation Arrangements: Co-Founders Agreement

         On April 22, 1999, Hyperstealth entered into an agreement with its four founders, (i) Trinity Consulting, of which Guy Cramer is the sole shareholder and director, (ii) GAC/USW Ltd., of which Gina Gemma is the sole shareholder and president, (iii) Vamp International Holdings, Inc., of which Robert P. Dymont is the sole shareholder and president and (iv) Tjelta and Associates, of which S.O. Tjelta is the sole shareholder and president. The co-founders agreement sets forth the compensation arrangements with the founders of Hyperstealth as discussed below.

         Pursuant to the co-founders agreement, GAC/USW, owned by Mr. Gemma, Chairman of the board of Hyperstealth, receives $4,000 per month from Hyperstealth which in turn compensates Mr. Gemma. GAC/USW has entered into a verbal agreement with Hyperstealth as of September 1, 2000 to receive only $1,000 per month until Hyperstealth raises additional working capital to support the agreed compensation. For the third year of the co-founders agreement, Hyperstealth will pay GAC/USW $5,000 per month and on the fourth anniversary of the co-founders agreement, Hyperstealth and GAC/USW will renegotiate payment terms.

         Pursuant to the co-founders agreement, Trinity, a company solely owned by Mr. Cramer, President, Chief Financial Officer and a director of Hyperstealth, receives $4,000 per month from Hyperstealth which in turn compensates Mr. Cramer. For the third year of the co-founders agreement, Hyperstealth will pay Trinity $5,000 per month and on the fourth anniversary of the co-founders agreement, Hyperstealth and Trinity will renegotiate payment terms.

         Pursuant to the co-founders agreement, Vamp International Holdings, Inc. (a company solely owned by Robert Dymont, a selling securityholder of Hyperstealth) receives $4,000 per month as a consultant to Hyperstealth. As of September 1, 2000, Vamp International Holdings, Inc. verbally agreed to only receive $1,000 per month until Hyperstealth raises additional working capital to support the agreed compensation. For the third year of the co-founders agreement, Hyperstealth will pay Vamp International Holdings, Inc. $5,000 per month and on the fourth anniversary of the co-founders agreement, Hyperstealth and Vamp International Holdings, Inc. will renegotiate payment terms.

Vamp International Holdings, Inc. has a separate consulting agreement with Hyperstealth. See "Consulting Agreements"

         Pursuant to the co-founders agreement, Tjelta and Associates, Inc. (a company solely owned by S.O. Tjelta, a selling securityholder of Hyperstealth) receives $4,000 per month as a consultant to Hyperstealth. As of September 1, 2000, Tjelta and Associates, Inc. verbally agreed to only receive $1,000 per month until Hyperstealth raises additional working capital to support the agreed compensation. For the third year of the co-founders agreement, Hyperstealth will pay Tjelta and Associates, Inc. $5,000 per month and on the fourth anniversary of the co-founders agreement, Hyperstealth and Tjelta and Associates will renegotiate payment terms. Tjelta and Associates has a separate consulting agreement with Hyperstealth. See "Consulting Agreements"

         Pursuant to the co-founders agreement Hyperstealth has agreed to pay a royalty fee of 4% of Hyperstealth's gross revenue earned relating to the technology less any sales commissions, to be divided equally among the four founders who are also the licensors of Hyperstealth's technology. In the event that one or more of the founders retires, terminates his employment with Hyperstealth or otherwise disengages from the business of Hyperstealth, the royalty fee payable to that founder shall be adjusted pursuant to the co-founder and license agreements.

         The co-founders agreement also provides for a bonus structure payable to each founder as follows:

-For every $1,000,000 that Hyperstealth achieves in sales, $10,000 will be awarded to each founder.
-When Hyperstealth achieves $50,000,000 in sales, a one-time bonus of $50,000 will be paid to each founder.
-When Hyperstealth achieves $250,000,000 in sales, a one-time bonus of $250,000 will be paid to each founder.
-When Hyperstealth achieves $500,000,000 in sales, a one-time bonus of $500,000 will be paid to each founder.
-When Hyperstealth achieves $1,000,000,000 in sales, a one-time bonus of $1,000,000 will be paid to each founder.
-For every $1,000,000,000 Hyperstealth achieves in sales above the first $1,000,000,000 in sales, a bonus of $1,000,000 will be paid to each founder.

         The fee arrangements pursuant to the co-founders agreement are to continue for so long as Hyperstealth contracts any of the founders in any form.

License Agreements

         Canadian Rights. Hyperstealth has entered into a 10-year licensing
         ---------------
agreement, dated March 18, 1999 with two of Hyperstealth's directors, Guy Cramer and Gino Gemma, and two of Hyperstealth's shareholders, Robert Dymont and S.O. Tjelta, whereby Hyperstealth has been granted the sole and exclusive rights in Canada to market, sell develop and produce technology relating to the Passive Negative Ion Generator and hyperbaric chamber. Pursuant to the terms of the license agreement, Hyperstealth has agreed to pay a royalty fee of 4% of Hyperstealth's gross revenue earned relating to the technology less any sales commissions, to be divided equally among the four licensors.

          Hyperstealth has an option to purchase from the licensors all of their rights, title and interests in and to the technology, including any and all patents, trademarks, copyright and intellectual right in consideration for 5% of the gross profits for the two year period preceding the exercise of such option. The option is exercisable upon the earlier of the end of the initial 10-year term of the license agreement, upon two consecutive years of Hyperstealth's attaining $2,000,000 in net profits, or at any time during a second 10-year term. Pursuant to the license agreement, in the event that Hyperstealth sells less than two hyperbaric chambers utilizing the Hyperstealth technology (or the equivalent monetary value in rental or franchise revenue or other revenue) in any year after the second year of the initial ten year term of the license agreement, then the licensors will have the right, upon providing written notice, to alter Hyperstealth's territory, to amend the license agreement to grant Hyperstealth a non-exclusive license and/or to revoke its grant of the renewal option set forth in the license agreement.

            Worldwide Rights.   Guy Cramer and Gino Gemma, President and
            -----------------
Chairman of the board of Hyperstealth respectively, also serve as the president and secretary/treasurer of Hyperstealth Biotechnology, Inc., a Colorado corporation. Mr. Cramer, Mr. Gemma and two of Hyperstealth's shareholders, Robert Dymont and S.O. Tjelta, are the only shareholders of Hyperstealth Biotechnology Inc. Hyperstealth Biotechnology, Inc. has entered into a 10-year licensing agreement, dated March 18, 2000 with Guy Cramer and Gino Gemma, and two of Hyperstealth's shareholders, Robert Dymont and S.O. Tjelta whereby the licensors granted Hyperstealth Biotechnology, Inc. the sole and exclusive rights worldwide, exclusive of Canada, to market, sell develop and produce technology relating to the Passive Negative Ion Generator and the Hyperbaric chambers. On November 28, 2000, in consideration of $10 paid to Hyperstealth Biotechnology Inc., Hyperstealth Biotechnology, Inc. assigned all of its right, title and interest in and to this license agreement to Hyperstealth.

Patent Assignment Agreement

          On September 13, 1999, Hyperstealth's president, Guy Cramer, applied for a patent for the Passive Negative Ion Generator with the Canadian Patent Office (Patent Application No. 2,282,155) and on September 13, 2000, Guy Cramer applied for a patent for his Passive Negative Ion generator with the United States Patent and Trademark Office (Application No. 09/661,288). On March 1, 2000, Guy Cramer, for nominal consideration, assigned to Ginno Gemma (a director of Hyperstealth), Robert Dymont and S.O. Tjelta (shareholders of Hyperstealth), seventy five percent of the rights and interests to his United States and Canadian pending patent for the Passive Negative Ion Generator.

Shareholder Agreement

          On August 18, 1999, four of Hyperstealth's shareholders, Gino Gemma, Guy Cramer, Robert Dymont and S.O. Tjelta, two of whom are officers and directors of Hyperstealth, entered into a shareholders agreement in which they agree that with respect to any transaction brought before a shareholder vote related to the license agreements, they will act as one unit and will make all decisions on a majority basis of their unit and, in the event that the they are dead-locked, Guy Cramer will have the deciding vote.

Pooling Agreements

          On August 17, 1999, Gino Gemma, Guy Cramer, Robert Dymont and S.O. Tjelta agreed to pool their aggregate 4,000,002 shares of Hyperstealth's common stock. The shares of common stock will be released from the pooling arrangement on a pro rata basis at a rate of 15% per quarter commencing on that day which is the earlier of three months from either

          (i) the first anniversary of the pooling agreement or

          (ii) the expiration of any transferability restriction holding period required by state or federal law.

          On November 30, 2000, 113 Hyperstealth shareholders entered into a pooling agreement whereby an aggregate of 1,697,052 shares of common stock were deposited with a trustee, StockTrans, Inc., Hyperstealth's transfer agent. All the pooled shares are being registered for sale herein on behalf of the selling securityholders. The pooled shares shall be released to the shareholders and become available for trading in the following manner and at the following times:

          (i) 30% on the listing of Hyperstealth's common stock on the OTC Bulletin Board;

          (ii) 30% 12 months following the first release; and

          (iii) 40% 15 months following the first release.

          Provisions have not been provided in the pooling agreement in the event that the shares are not successfully listed on the OTC Bulletin Board.

Commissions to Directors and Founders

          In fiscal year 2000, Hyperstealth paid commissions to three of its directors relating to the raising of equity as follows: Gino Gemma received $57,794, Guy Cramer received $26,162 and Steven Street received $7,500.

          For fiscal year 2000, Hyperstealth paid consulting fees as follows:
$54,738 to Vamp International Holdings, Inc., $72,327 to Tjelta & Associates, $42,000 to Mr. Gemma through GAC/USW Ltd. and $36,000 to Mr. Cramer through Trinity Consulting.

Hyperbaric Ventures Agreement

          On December 16, 1999, Guy Cramer, President and Chief Financial Officer of Hyperstealth, through his solely owned corporation (593956 B.C. Ltd., a British Columbia company) entered into a limited partnership agreement with Hyperbaric Ventures Limited Partnership.

          The Hyperbaric Ventures partnership was formed in 1999 under the laws of the Province of British Columbia. Guy Cramer is the sole officer and director of 593956 B.C. Ltd., which serves as the general partner of Hyperbaric Ventures. 593956 B.C. Ltd. was formed in 1999 under the laws of the Province of British Columbia for the purpose of managing the business of Hyperbaric Ventures. The registered address of Hyperbaric Ventures is 555 West Hastings Street, Vancouver, British Columbia, V6B4N5.

          The general purpose of Hyperbaric Ventures was to purchase hyperbaric chambers from Hyperstealth, to administer and operate the hyperbaric chambers, to oversee all business directly and indirectly related to the hyperbaric chambers and to perform those services which the general partner considered advantageous for the benefit of Hyperbaric Ventures.

          Hyperbaric Ventures consisted of 1,000,000 partnership units at a purchase price of $10 Cdn per unit of which 5,700 units of the Hyperbaric Ventures partnership were sold. Management of the limited partnership has determined not to continue with the partnership and has stopped selling units in the limited partnership.

                           DESCRIPTION OF SECURITIES

          Hyperstealth has an authorized capitalization of 100,000,000 shares of common stock, without par value. The following is only a summary of provisions of Hyperstealth's common shares. It is not complete and may not contain all the information that an investor should consider before investing in the common shares. One should carefully read Hyperstealth's Memorandum and Articles of Association, which is included as an exhibit to the registration statement containing this prospectus.

Common Stock

          As of April 1, 2001, Hyperstealth had 117 holders of record with 6,697,054 shares of common stock issued and outstanding. Holders of Hyperstealth's common stock are entitled to one vote for each share held on all matters to be voted on by shareholders, including the election of directors. A quorum for a general meeting shall be two members or proxy holders representing two members; or one member and a proxy holder representing another member personally present at the commencement of the meeting and representing by proxy not less than one-twentieth of the issued class of shares entitled to vote at such meeting.

Preferred Stock

          Hyperstealth is not authorized to issue shares of preferred stock; however, there are provisions of British Columbia law that permit a company's board of directors, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of common shares. As a result, preferred shares could be issued quickly and easily, adversely affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Business Combinations under British Columbia Law

          Under the Company Act (British Columbia), certain business combinations, including a merger or reorganization or the sale, lease, or other disposition of all or a substantial part of a company's assets, must be approved by at least 75% of the votes cast by shareholders or, in certain cases, holders of each class of shares. Shareholders may also have a right to dissent from the transaction, in which case, a company would be required to pay dissenting shareholders the fair value of their shares provided they have followed the required procedures. The Company Act (British Columbia) also provides that a transaction such as a share exchange must be approved by a majority of minority shareholders.

Modifications, Subdivisions and Consolidations under British Columbia Law

          Under the Company Act (British Columbia), amendment of certain rights of holders of a class of shares, including common stock, requires the approval of not less than 75% of the votes cast by the holders of those shares voting separately as a class at a special meeting. With respect to the modification of a class of shares rights, the Company Act gives such holders of that class of shares the right to dissent from such amendment and to require the company to pay them the then fair value of their shares.

Options

          Hyperstealth has options outstanding to purchase an aggregate of 983,100 shares of its common stock held by 16 securityholders who are directors, officers, consultants or former directors of Hyperstealth. The shares underlying 933,100 of these options are being registered herein for sale by the holders.

          383,100 options are currently exercisable at an exercise price of $1.00 per share and expire September 7, 2005 and 50,000 options are currently exercisable at an exercise price of $1.00 per share and expire March 25, 2001. Options held by Hyperstealth's directors expire on the earlier of the stated expiration date or thirty days after the director is no longer a board member of Hyperstealth.

          The remaining option to purchase 500,000 shares of Hyperstealth common stock is currently exercisable at $.001 per share and expires on January 16, 2006.

          Hyperstealth's board of directors may grant further options at its sole discretion. Hyperstealth will annually grant each of its directors a five year option to purchase 50,000 shares of common stock at an exercise price of $1.00 per share.

Hyperstealth has the following options outstanding:


                            Relationship     Number               Expiration
                                with        of Options  Exercise   Date of
Name                        Hyperstealth     Granted     Price     Options


Deanna VanWoudenburgh      Consultant           1,500   $ 1.00  Sept. 7, 2005
Dr. David Wang             Consultant          10,000     1.00  Sept. 7, 2005
Dr. James Swanney          Consultant          10,000     1.00  Sept. 7, 2005
Dr. John Little (1)        Prior Director      50,000     1.00  Mar. 25, 2001
Dr. John Matsen            Consultant          10,000     1.00  Sept. 7, 2005
George Sranko              Consultant          10,000     1.00  Sept. 7, 2005
Gino Gemma                 Director            50,000     1.00  Sept. 7, 2005
Guy Cramer                 Director            50,000     1.00  Sept. 7, 2005
Joshua Shaw                Consultant          10,000     1.00  Sept. 7, 2005
Kathleen Millar            Consultant           1,000     1.00  Sept. 7, 2005
Kevin McGrew               Consultant          10,000     1.00  Sept. 7, 2005
Lisa Tick                  Consultant             600     1.00  Sept. 7, 2005
Robert Dymont              Consultant         110,000     1.00  Sept. 7, 2005
Stephen Street             Director            50,000     1.00  Sept. 7, 2005
Sven Tjelta                Consultant         110,000     1.00  Sept. 7, 2005
TPG Capital Corporation    Consultant         500,000    0.001  Jan. 16, 2006


(1) Shares underlying this option are not being registered in this registration statement.

Additional Information Describing Securities

     Reference is made to Hyperstealth's Memorandum and Articles of Association which are available for inspection at Hyperstealth's offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to this registration statement.

Registration of Shares

     There are no outstanding options, options to purchase, or securities convertible into shares of Hyperstealth's common stock other than the securities described herein. Hyperstealth has not agreed with any shareholders, to register their shares for sale, other than in this registration. Hyperstealth does not have any other public offerings in process or proposed.

Admission to Quotation on Nasdaq SmallCap Market or OTC Bulletin Board

     If Hyperstealth meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board or the Nasdaq SmallCap Market. If Hyperstealth's securities are not quoted on the OTC Bulletin Board, a securityholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, Hyperstealth's securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

     (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and

     (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

     To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board Hyperstealth's securities will trade on the OTC Bulletin Board until a future time, if at all, that Hyperstealth applies and qualifies for admission to quotation on the Nasdaq SmallCap Market. Hyperstealth may not now and it may never qualify for quotation on the OTC Bulletin Board or accepted for listing of its securities on the Nasdaq SmallCap Market.

     To qualify for admission to quotation on the Nasdaq SmallCap Market, an equity security must, in relevant summary,

     (1) be registered under the Exchange Act;

     (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid;

     (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year then market capitalization must be at least $50,000,000);

     (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000;

  (5) have a minimum bid price of $4.00 per share; and

  (6) have at least 300 beneficial shareholders.

Penny Stock Regulation

     Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell Hyperstealth's common stock. The foregoing required penny stock restrictions will not apply to Hyperstealth's common stock if such stock reaches and maintains a market price of $5.00 or greater.

Reports to Shareholders

         Hyperstealth will furnish to holders of Hyperstealth's common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. Hyperstealth may issue other unaudited interim reports to Hyperstealth's shareholders as it deems appropriate.

                              PLAN OF DISTRIBUTION

Sales by Selling Securityholders

         After effectiveness of this prospectus, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without regard to Rule 144. Of the 2,947,052 shares of common stock registered in this prospectus, 1,309,200 shares of common stock are held by officers, directors or affiliates of Hyperstealth. All of the 933,100 shares underlying outstanding options being registered herein, are held by directors, former directors or consultants of Hyperstealth.

         Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.

Sales by Affiliates

         Sales of the securities by affiliates are subject to the volume limitations imposed by Rule 144 even after registration of such securities. An affiliate who holds unrestricted securities may sell, within any three month period, a number of the shares of Hyperstealth that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if Hyperstealth's securities are trading on the Nasdaq Stock Market or an exchange at some time in the future, the average weekly trading volume during the four calendar weeks prior to such sale.

Resales of the Securities under State Securities Laws

         The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales of the securities in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). It is anticipated that following the effective date the selling securityholders' securities will be eligible for resale in the secondary market in each state.

         If Hyperstealth meets the requirements of the NASD OTC Bulletin Board it will apply for listing thereon. When and if it should qualify, if ever, it intends to apply for quotation of its securities on the Nasdaq SmallCap Market. Hyperstealth may not qualify for listing of its securities on the NASD OTC Bulletin Board or may never satisfy the qualifications to be quoted on the Nasdaq SmallCap Market. If it should be accepted for listing thereon, then the underwriters may engage in passive market making transactions in Hyperstealth's common stock in accordance with Rule 103 of Regulation M.

         Following the completion of this offering, one or more broker-dealers may act as the principal market makers for the securities offered hereby. A broker-dealer acting as a market maker for a particular security will purchase and sell such securities for its own account, will maintain an inventory of such securities and may actively assist in the sale of these securities by producing research reports, recommending the security to its clients or otherwise. Under these circumstances, the market bid and asked prices for the securities may be significantly influenced by decisions of the market makers to buy or sell the securities for their own account. The market making activities of any market maker, if commenced, may subsequently be discontinued.

         By Rule 101 of Regulation M, participants in a distribution, including underwriters acting as market makers, are prohibited from bidding for, purchasing, or inducing the purchase of the distributed security during an applicable restricted period. Rule 103 provides an exemption to such restriction and certain distribution participants, including market makers, may engage in passive market making transactions provided the conditions of Rule 103 are met. Certain of these conditions include, among other conditions including price and volume limitations, that market maker must be acting in its capacity as a market maker and the security is one quoted on Nasdaq.

LEGAL MATTERS

Legal Proceedings

         Hyperstealth is not a party to any litigation and management has no knowledge of any threatened or pending litigation against it.

Legal Opinion

         Devlin Jensen, Vancouver, British Columbia, has given its opinion as attorneys-at-law that the shares of common stock offered by the selling securityholders will be fully paid, validly issued and non-assessable.

EXPERTS

         Pursuant to an agreement of August, 1999, Hyperstealth issued TPG Capital Corporation an option to purchase 500,000 shares of Hyperstealth common stock at an exercise price of $.001 per share, which shares are being registered for sale in this registration statement. James M. Cassidy, a principal of Cassidy & Associates, the law firm that prepared this registration statement, is an officer and director and controlling shareholder of TPG Capital Corporation.

         The audited financial statements for the period ended March 31, 2000 and the unaudited financial statements for the nine month periods ended December 31, 2000 and 1999 included in this prospectus have been so included in reliance on the report of Lemieux, Deck, Millard, Bond, chartered accountants, given on the authority of such firm as experts in auditing and accounting.

United States and Canadian G.A.A.P. Differences

         The financial statements have been prepared in accordance with Canadian GAAP, which conform in all material respects with those of the United States, except as disclosed in Note 10 to the audited financial statements of Hyperstealth for March 31, 2000 and for the unaudited financial statements for the periods ended December 31, 2000 and 1999.

                              AVAILABLE INFORMATION

         Reports and other information filed by Hyperstealth with the United States Securities and Exchange Commission (the "Commission"), including Hyperstealth's registration statement, will be available for inspection on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices:
7 World Trade Center, Suite 1300, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Hyperstealth will provide without charge to each person who receives a copy of the prospectus which is a part of this registration statement, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to Guy Cramer, President, Hyperstealth Biotechnology Corporation, 2300-1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X2 or by telephone at 604/408-3600.

INDEX TO FINANCIAL STATEMENTS

         The audited financial statements for the year ended March 31, 2000 and the unaudited financial statements for the interim periods ending December 31, 1999 and 2000 are included herein.

                       HYPERSTEALTH BIOTECHNOLOGY CORP.
                             FINANCIAL STATEMENTS
                                  (Unaudited)
                               DECEMBER 31, 2000

HYPERSTEALTH BIOTECHNOLOGY CORP.
CONTENTS

DECEMBER 31, 2000



                                                                            Page


REVIEW ENGAGEMENT REPORT                                                       1

FINANCIAL STATEMENTS

Balance Sheet                                                                  2

Statement of Operations and Deficit                                            3

Statement of Cash Flows                                                        4

Notes to the Financial Statements                                            5-9

Schedule of Research and Development Expenses                                 10

REVIEW ENGAGEMENT REPORT




To the Directors of
Hyperstealth Biotechnology Corp.:

We have reviewed the balance sheet of Hyperstealth Biotechnology Corp. as at December 31, 2000 and the statements of operations and deficit and cash flows for the nine months then ended. Our review was made in accordance with Canadian generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with Canadian generally accepted accounting principles.



/s/ Lemieux Deck Millard Bond
Chartered Accountants
Langley, British Columbia
February 20, 2001

HYPERSTEALTH BIOTECHNOLOGY CORP.
BALANCE SHEET
(Unaudited)

                                                                                       As at
                                                                                     March 31,
AS AT DECEMBER 31,                                           2000       1999           2000
----------------------------------------------------------------------------------------------
                                                                                     (audited)
ASSETS

CURRENT
Cash                                                       $   1,957    $  14,433    $  99,199
Amounts receivable                                             7,195        9,692       10,106
Due from Hyperbaric Ventures Limited Partnership              12,165            -        5,802
----------------------------------------------------------------------------------------------
                                                              21,317       24,125      115,107
CAPITAL ASSETS  (Note 3)                                      15,287       10,915       12,703

INTANGIBLE ASSETS (Note 4)                                    11,626       10,483       10,113
----------------------------------------------------------------------------------------------
                                                           $  48,230    $  45,523    $ 137,923
==============================================================================================


LIABILITIES

CURRENT
Accounts payable and accrued liabilities                   $  28,906    $   3,860    $  15,440
Due to United Dynamics Corp.                                  21,519            -            -
----------------------------------------------------------------------------------------------
                                                              50,425        3,860       15,440
----------------------------------------------------------------------------------------------

COMMITMENTS (Note 8)

SUBSEQUENT EVENTS (Note 11)

SHAREHOLDERS' EQUITY
Contributed surplus                                            6,750            -            -
Special warrant option payments received (Note 6)                  -      463,185      676,137
Share capital (Note 6)                                       833,589      124,252      124,252
Deficit                                                     (842,534)    (545,774)    (677,906)
----------------------------------------------------------------------------------------------
                                                              (2,195)      41,663      122,483
----------------------------------------------------------------------------------------------
                                                           $  48,230    $  45,523    $ 137,923
==============================================================================================

APPROVED ON BEHALF OF THE BOARD:

_____________________________ Director

_____________________________ Director

The accompanying notes are an integral part of these financial statements.

HYPERSTEALTH BIOTECHNOLOGY CORP.
STATEMENT OF OPERATIONS AND DEFICIT
(Unaudited)


                                                                                    Year Ended
                                                                                     March 31,
FOR THE NINE MONTHS ENDED DECEMBER 31,                        2000         1999        2000
----------------------------------------------------------------------------------------------
                                                                                     (audited)
ADMINISTRATIVE EXPENSES
Administration                                             $  34,375    $  24,000    $  36,000
Advertising                                                    8,740          329        1,239
Amortization                                                   6,115        3,794        6,418
Consulting fees                                               36,000      369,392      414,392
Entertainment and promotion                                    5,816        5,817       11,552
Office and general                                            23,550        9,695       23,952
Printing and reproduction                                      6,573        1,086        7,521
Professional fees                                             28,635       81,951       93,636
Telephone and internet                                        10,164        4,846        7,793
Travel                                                         3,329        7,294       18,597
----------------------------------------------------------------------------------------------
                                                             163,297      508,204      621,100
----------------------------------------------------------------------------------------------

SELLING EXPENSES
Printing and supplies                                              -          675          675
Travel                                                             -        3,435        3,435
----------------------------------------------------------------------------------------------
                                                                            4,110        4,110
----------------------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT EXPENSES (Schedule)                   1,351       33,668       53,441
----------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                         164,648      545,982      678,651
OTHER INCOME                                                     (20)        (208)        (745)
----------------------------------------------------------------------------------------------
NET LOSS                                                     164,628      545,774      677,906
DEFICIT, beginning                                           677,906            -            -
----------------------------------------------------------------------------------------------
DEFICIT, ending                                            $ 842,534    $ 545,774    $ 677,906
==============================================================================================

The accompanying notes are an integral part of these financial statements.

HYPERSTEALTH BIOTECHNOLOGY CORP.
STATEMENT OF CASH FLOWS
(unaudited)

                                                                                    Year Ended
                                                                                     March 31,
FOR THE NINE MONTHS ENDED DECEMBER 31,                        2000         1999         2000
----------------------------------------------------------------------------------------------
                                                                                     (audited)
CASH USED IN OPERATING ACTIVITIES
Net loss                                                   $(164,628)   $(545,774)   $(677,906)
     Add items not affecting cash
         Amortization                                          6,115        3,794        6,418
     Changes in non-cash working capital balances:
         Amounts receivable                                    2,911       (9,692)     (10,106)
         Accounts payable and accrued liabilities             13,466        3,860       15,440
----------------------------------------------------------------------------------------------
                                                            (142,136)    (547,812)    (666,154)
----------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Issue of common stock                                          1,000      124,250      124,250
Special warrant option payments received                      32,200      463,185      676,137
Contributed surplus                                            6,750            -            -
Due to United Dynamics Corp.                                  21,519            -            -
----------------------------------------------------------------------------------------------
                                                              61,469      587,435      800,387
----------------------------------------------------------------------------------------------

CASH USED IN INVESTING ACTIVITIES
Additions to capital assets                                   (6,776)     (13,757)     (17,566)
License                                                       (3,436)     (11,433)     (11,668)
Due from Hyperbaric Ventures Limited Partnership              (6,363)           -       (5,802)
----------------------------------------------------------------------------------------------
                                                             (16,575)     (25,190)     (35,036)
----------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH                                  (97,242)      14,433       99,197
CASH, beginning                                               99,199            -            2
----------------------------------------------------------------------------------------------
CASH, ending                                               $   1,957    $  14,433    $  99,199
==============================================================================================

The accompanying notes are an integral part of these financial statements.

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS

     Hyperstealth Biotechnology Corp. ("the Company") was incorporated on March 17, 1999, under the Company Act of the Province of British Columbia. The Company is in the process of developing and marketing its biotechnology and has not yet determined whether these technologies are economically recoverable. Commercial operations have not yet commenced.

     The continuation of the Company's research and development activities and the commercialization of its therapeutic products is dependent upon the Company's ability to successfully complete its research and development programs and finance its cash requirements.

     The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles applicable to a going concern which assume that the Company will realize its assets and discharge is liabilities in the normal course of business. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. The Company's ability to meet its obligations and maintain its operations is contingent upon successful completion of additional financial arrangements and the continuing support of its creditors.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below:

     (a)  Capital Assets

          Capital assets are recorded at cost. Amortization is provided annually at rates calculated to write-off the assets over their estimated useful lives as follows:

                  Computer equipment                 30% declining balance
                  Office equipment                   20% declining balance
                  License                            5 years straight line
                  Software                           2 years straight line

          In the year of acquisition these rates are reduced by half.

     (b)  License

          The Company capitalizes as the cost of its license the costs associated with the preparing, filing, and obtaining of patents and trademarks paid for on behalf of the Licensors. The cost of the license is amortized on a straight-line basis over the estimated useful lives of the patent and trademarks of five years.

          The amounts shown for license costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights. If management determines that such costs exceed estimated net recoverable value, the excess of such costs are charged to operations.

     (c)  Research and Development Costs

          Research costs are expensed as incurred. Development costs are expensed in the year incurred unless the Company believes a development project meets Canadian generally accepted accounting criteria for deferral and amortization.

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

3.   CAPITAL ASSETS

                                                                                     Net             Net            Net
                                                                 Accumulated      December 31,    December 31,    March 31,
                                                     Cost        Amortization        2000            1999           2000
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  (audited)
     Computer equipment and software                $16,947          $6,689           $10,258         $6,257        $6,786
     Office equipment                                 7,396           2,367             5,029          4,658         5,917
---------------------------------------------------------------------------------------------------------------------------
                                                    $24,343          $9,056           $15,287        $10,915       $12,703
===========================================================================================================================

4.   INTANGIBLE ASSETS

                                                                                     Net             Net            Net
                                                                 Accumulated      December 31,    December 31,    March 31,
                                                     Cost        Amortization        2000            1999           2000
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  (audited)
     License                                        $15,103          $3,477           $11,626        $10,483       $10,113
===========================================================================================================================

5.   RELATED PARTY TRANSACTIONS

     The aggregate of amounts paid to parties not at arm's length to the Company consist of the following:

                                                                                        Nine Months Ended        Year Ended
                                                                                           December 31            March 31
                                                                                      2000            1999          2000
---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  (audited)
     Administrative fees paid to directors and/or companies controlled
       by them                                                                        $34,375       $ 52,000      $ 78,000

     Consulting fees paid to directors, founding shareholders and/or
       companies controlled by them                                                   $36,000       $369,392      $410,642

     Commissions paid to directors relating to sale of special warrants               $ 6,995       $ 64,706      $ 91,456

     Patent and trademark costs paid for on behalf of the founding
       shareholders who are the licensors                                             $ 3,436       $ 11,433      $ 11,668

6.   SHARE CAPITAL

     (a)  Authorized:
          100,000,000 common shares without par value


                                                                                   Number of
                                                                                     shares          Amount
------------------------------------------------------------------------------------------------------------
     (b)  Issued:
           For cash, on incorporation, at $1.00 per share                                   2       $      2
           For cash at $0.001 per share                                             4,250,000          4,250
           For cash at $0.50 per share                                                240,000        120,000
------------------------------------------------------------------------------------------------------------
         Balance, March 31, 2000                                                    4,490,002        124,252
           Special warrants converted to common shares                              1,207,052        708,337
           For cash at $0.001 per share                                             1,000,000          1,000
------------------------------------------------------------------------------------------------------------
                                                                                    6,697,054       $833,589
============================================================================================================

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

6.   SHARE CAPITAL, Continued

     (c)  Stock Options

          Pursuant to a directors' resolution dated September 7, 2000, the Company granted stock options to directors and outside consultants to purchase a total of 533,100 common shares at $1.00 U.S. per share. These options expire September 7, 2005.

     (d)  Special Warrants Options

          Pursuant to a private special warrant option agreement dated July 23, 1999, the Company sold, on a private placement basis, 397,000 Special Warrants for the rights to acquire its own issue, or successor corporation, to eligible investors at a price of $0.50 per Warrant and option right. Each Warrant grants the right to one security of the issuer or the successor company. The prepaid price of the Security shall be paid at the time of subscription for the Warrant and, which upon exercise of the Option, will cause the Security to be issued as fully paid and non-assessable.

          Pursuant to a Confidential Offering Memorandum dated August 25, 1999, the Company offered up to a maximum of 3,500,000 Special Warrants at a purchase price of $0.75 per Special Warrant. Each Special Warrant represents a contractual right which entitles the holder to receive, in accordance with the terms and conditions of the Special Warrant, a common share of either the issuer or a successor corporation without further cost to the holder. A total of 810,052 Special Warrants have been sold.

          The Special Warrants provide the holders with a contractual voting right equivalent to that of a common share holder.

          On December 5, 2000, the 1,207,052 special warrants issued by the Company were converted into common shares of the Company on a one for one basis.

          See Note 11.


7.   FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, amounts receivable and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

8.   COMMITMENTS

     (a) Pursuant to an agreement dated April 22, 1999, the Company is to receive specific management services from two directors for a total cost of $8,000 per month. During the current period, the directors verbally agreed to reduce the monthly fee to $5,000 per month.

     (b) Pursuant to a management consultant agreement dated January 27, 1999, the Company is to receive financial and marketing consulting services at a cost of $8,000 per month. The providers of these services are considered to be principal shareholders. During the current period, these shareholders verbally agreed to reduce the monthly fee to $2,000 per month.

9.   INCOME TAXES

     The Company has accumulated losses for tax purposes of $682,817. These losses expire in 2007 and may be carried forward and used to reduce taxable income otherwise calculated. The benefit of these available carry forwards has not been recorded in these accounts.

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

10.  RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Company prepares the financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which as applied in these financial statements conform in all material respects to those accounting principles generally accepted in the United States ("U.S. GAAP"), except as follows:

     (a) Under U.S. GAAP, the liability method is used in accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". This standard requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

          For reconciliation to U.S. GAAP purposes, a valuation allowance has been recognized to offset deferred tax assets arising from temporary differences, tax credits and non-capital loss carryforwards, for which realization is uncertain.

     (b) For reconciliation purposes to U.S. GAAP, the Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB25) in accounting for its employee stock options. Under APB25, because the exercise price of the Company's options for common shares granted to Employees is not less than the fair market value of the underlying stock on the date of grant, no compensation expense has been recognized.

     (c) Under U.S. GAAP, stock-based compensation to non-employees must be recorded at the fair market value of the options granted. This compensation, determined using a Black-Scholes pricing model, is expensed over the vesting periods of each option grant. For purposes of reconciliation to U.S. GAAP, the Company would record additional compensation expense of $67,944 in respect of options granted to non-employees.

          The effect of the above on the Company's financial statements is set out below:

     Statement of Loss and Deficit
                                                                             December 31,      December 31,     March 31,
                                                                                 2000              1999           2000
-------------------------------------------------------------------------------------------------------------------------
                                                                                                                (audited)
     Loss for the period, Canadian GAAP                                       $  164,628       $   545,774     $  677,906
     Adjustment for stock-based compensation                                      67,944                 -              -
-------------------------------------------------------------------------------------------------------------------------
     Loss for the period, U.S. GAAP                                              232,572           545,774        677,906
     Deficit, beginning, U.S. GAAP                                               677,906                 -              -
-------------------------------------------------------------------------------------------------------------------------
     Deficit, end, U.S. GAAP                                                  $  910,478       $   545,774     $  677,906
=========================================================================================================================

     Loss per share, U.S. GAAP                                                      0.05              0.12           0.15
-------------------------------------------------------------------------------------------------------------------------
     Weighted average number of shares outstanding                             4,706,694         4,384,656      4,410,877
=========================================================================================================================

     Balance Sheet
                                                                             December 31,      December 31,     March 31,
                                                                                 2000              1999           2000
-------------------------------------------------------------------------------------------------------------------------
                                                                                                                (audited)
     Share capital                                                            $  833,589       $  124,252      $  124,252
=========================================================================================================================

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

DECEMBER 31, 2000
--------------------------------------------------------------------------------

11.  SUBSEQUENT EVENTS

     (a) Subsequent to December 31, 2000, the Company acquired 1,000,000 shares (19.5%) of United Dynamics Corp. at a price of $.00001 per share, for a total consideration of $10.00.

     (b) The Company is in the process of filing a Registration Statement on Form SB-2 with the United States Securities and Exchange Commission. The purpose of the filing is to register the offer and sale of 2,947,052 shares of the Company's common shares by certain selling shareholders.

     (c) Pursuant to a director's resolution dated January 16, 2001, the Company granted to an outside consultant, a stock option to purchase up to 500,000 common shares of the Company at a price of $.001 ($US) per share. This option expires on January 16, 2006.

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)

                                                                    Year Ended
                                                                     March 31,
FOR THE NINE MONTHS ENDED DECEMBER 31,          2000        1999       2000
------------------------------------------------------------------------------
                                                                     (audited)
     Hyperbaric Chamber                        $  470      $18,165     $29,068
     Negative ION Generator                       881       14,503      23,373
     Oxygen Milkshake                               -        1,000       1,000
------------------------------------------------------------------------------
                                               $1,351      $33,668     $53,441
==============================================================================

                       HYPERSTEALTH BIOTECHNOLOGY CORP.
                              FINANCIAL STATEMENTS
                                 MARCH 31, 2000

HYPERSTEALTH BIOTECHNOLOGY CORP.
CONTENTS

MARCH 31, 2000

                                                                          Page
                                                                          ----
AUDITORS' REPORT                                                             1

FINANCIAL STATEMENTS

Balance Sheet                                                                2

Statement of Operations and Deficit                                          3

Statement of Cash Flows                                                      4

Notes to the Financial Statements                                          5-7

Schedule of Research and Development Expenses                                8

AUDITORS' REPORT



To the Shareholders of:

Hyperstealth Biotechnology Corp.

We have audited the balance sheet of Hyperstealth Biotechnology Corp. as at March 31, 2000 and the statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at March 31, 2000 and the results of its operations and the changes in its cash flows for the year then ended in accordance with generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.


/s/ Lemieux Deck Millard Bond


Chartered Accountants
Langley, British Columbia
May 25, 2000

HYPERSTEALTH BIOTECHNOLOGY CORP.
BALANCE SHEET

AS AT MARCH 31,                                                         2000              1999
----------------------------------------------------------------------------------------------
ASSETS
CURRENT
    Cash                                                               $  99,199    $        2
    GST recoverable                                                       10,106             -
    Due from Hyperbaric Ventures Limited Partnership                       5,802             -
----------------------------------------------------------------------------------------------
                                                                         115,107             2
CAPITAL ASSETS  (Note 3)                                                  12,703             -

INTANGIBLE ASSETS (Note 4)                                                10,113             -
----------------------------------------------------------------------------------------------
                                                                       $ 137,923    $        2
==============================================================================================

LIABILITIES

CURRENT
    Accounts payable and accrued liabilities                           $  15,440             -

SPECIAL WARRANT OPTION PAYMENTS RECEIVED (Note 6)                        676,132             -

COMMITMENTS (Note 9)
----------------------------------------------------------------------------------------------
                                                                         691,572             -
----------------------------------------------------------------------------------------------
SHARE CAPITAL AND DEFICIT
    Share capital (Note 7)                                               124,257             2
    Deficit                                                             (677,906)            -
----------------------------------------------------------------------------------------------
                                                                        (553,649)            2
----------------------------------------------------------------------------------------------
                                                                       $ 137,923    $        2
==============================================================================================

APPROVED ON BEHALF OF THE BOARD:

_____________________________ Director

_____________________________ Director


The accompanying notes are an integral part of these financial statements.

HYPERSTEALTH BIOTECHNOLOGY CORP.
STATEMENT OF OPERATIONS AND DEFICIT

FOR THE YEAR ENDED MARCH 31,                                      2000              1999
-----------------------------------------------------------------------------------------
ADMINISTRATIVE EXPENSES
     Administration                                               $ 36,000      $     -
     Advertising                                                     1,239            -
     Amortization                                                    6,418            -
     Consulting fees                                               414,392            -
     Entertainment and promotion                                    11,552            -
     Office and general                                             23,952            -
     Printing and reproduction                                       7,521            -
     Professional fees                                              93,636            -
     Telephone and internet                                          7,793            -
     Travel                                                         18,597            -
-----------------------------------------------------------------------------------------
                                                                   621,100            -
-----------------------------------------------------------------------------------------
SELLING EXPENSES
     Printing and supplies                                             675            -
     Travel                                                          3,435            -
-----------------------------------------------------------------------------------------
                                                                     4,110            -
-----------------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT EXPENSES (Schedule)                        53,441            -
-----------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                               678,651            -
OTHER INCOME                                                          (745)           -
-----------------------------------------------------------------------------------------
NET LOSS, being deficit                                           $677,906      $     -
=========================================================================================

The accompanying notes are an integral part of these financial statements.

HYPERSTEALTH BIOTECHNOLOGY CORP.
STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED MARCH 31,                                          2000              1999
-----------------------------------------------------------------------------------------------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES
    Net loss                                                         $(677,906)       $   -
       Add items not affecting cash
          Amortization                                                   6,418            -
       Changes in non-cash working capital balances:
          GST recoverable                                              (10,106)           -
          Accounts payable and accrued liabilities                      15,440            -
-----------------------------------------------------------------------------------------------
                                                                      (666,154)           -
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Issue of common stock                                              124,255            2
    Special warrant option payments received                           676,132            -
-----------------------------------------------------------------------------------------------
                                                                       800,387            2
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Additions to capital assets                                        (17,566)           -
    License                                                            (11,668)           -
    Due from Hyperbaric Ventures Limited Partnership                    (5,802)           -
-----------------------------------------------------------------------------------------------
                                                                       (35,036)           -
-----------------------------------------------------------------------------------------------
INCREASE IN CASH                                                        99,197            2
CASH, beginning                                                              2            -
-----------------------------------------------------------------------------------------------
CASH, ending                                                         $  99,199        $   2
===============================================================================================

The accompanying notes are an integral part of these financial statements.

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2000
--------------------------------------------------------------------------------

1.    NATURE OF OPERATIONS

      Hyperstealth Biotechnology Corp. ("the Company") was incorporated on March 17, 1999, under the Company Act of the Province of British Columbia. The Company is in the process of developing and marketing its biotechnology and has not yet determined whether these technologies are economically recoverable. Commercial operations have not yet commenced.

      The continuation of the Company's research and development activities and the commercialization of its therapeutic products is dependent upon the Company's ability to successfully complete its research and development programs and finance its cash requirements.

      The financial statements of the Company have been prepared in accordance with generally accepted accounting principles applicable to a going concern which assume that the Company will realize its assets and discharge is liabilities in the normal course of business. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. The Company's ability to meet its obligations and maintain its operations is contingent upon successful completion of additional financial arrangements and the continuing support of its creditors.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

      The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below:

      (a)  Capital Assets

           Capital assets are recorded at cost. Amortization is provided annually at rates calculated to write-off the assets over their estimated useful lives as follows:

                           Computers         30% declining balance

                           Equipment         20% declining balance

                           License           5 years straight line

                           Software          2 years straight line

           In the year of acquisition these rates are reduced by half.

      (b)  License

           The Company capitalizes as the cost of its license the costs associated with the preparing, filing, and obtaining of patents and trademarks paid for on behalf of the Licensors. The cost of the license is amortized on a straight-line basis over the estimated useful lives of the patent and trademarks of five years.

           The amounts shown for license costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights. If management determines that such costs exceed estimated net recoverable value, the excess of such costs are charged to operations.

      (c)  Research and Development Costs

           Research costs are expensed as incurred. Development costs are expensed in the year incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization.

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2000
--------------------------------------------------------------------------------

3.    CAPITAL ASSETS
                                                          Accumulated    Net          Net
                                               Cost      Amortization   2000         1999
-------------------------------------------------------------------------------------------
      Computer equipment and software          $10,170       $3,384     $ 6,786      $    -
      Office equipment                           7,396        1,479       5,917           -
-------------------------------------------------------------------------------------------
                                               $17,566       $4,863     $12,703      $    -
===========================================================================================

4.    INTANGIBLE ASSETS
                                         Accumulated    Net        Net
                              Cost      Amortization   2000       1999
--------------------------------------------------------------------------
      License                 $11,668       $1,555     $10,113    $   -
==========================================================================


5.    RELATED PARTY TRANSACTIONS

      The aggregate of amounts paid to parties not at arm's length to the Company consist of the following:

         Administrative fees paid to directors and/or companies controlled by them             $ 78,000        $    -

         Consulting fees paid to directors, founding shareholders and/or
          companies controlled by them                                                         $502,098        $    -

         Commissions paid to directors relating to sale of special warrants                    $ 91,456        $    -

         Patent and trademark costs paid for on behalf of the founding
          shareholders who are the licensors                                                   $ 11,668        $    -

6.    SPECIAL WARRANT OPTIONS

      Pursuant to a private special warrant option agreement dated July 23, 1999, the Company sold, on a private placement basis, 397,000 Special Warrants for the rights to acquire its own issue, or successor corporation, to eligible investors at a price of $0.50 per Warrant and option right. Each Warrant grants the right to one security of the Issuer or the successor company. The prepaid price of the Security shall be paid at the time of subscription for the Warrant and, which upon exercise of the Option, will cause the Security to be issued as fully paid and non-assessable.

      Pursuant to a Confidential Offering Memorandum dated August 25, 1999, the Company offered up to a maximum of 3,500,000 Special Warrants at a purchase price of $0.75 per Special Warrant. Each Special Warrant represents a contractual right which entitles the holder to receive, in accordance with the terms and conditions of the Special Warrant, a common share of either the issuer or a successor corporation without further cost to the holder. To March 31, 2000, 758,785 Special Warrants have been sold.

7.    SHARE CAPITAL

      Authorized:
      100,000,000 common shares without par value

                                                                     Number of
                                                                      shares           Amount
---------------------------------------------------------------------------------------------
      Issued:
         For cash, on incorporation, at $1.00 per share                      2       $      2
         For cash at $0.001 per share                                4,255,000          4,255
         For cash at $0.50 per share                                   240,000        120,000
---------------------------------------------------------------------------------------------
                                                                     4,495,002       $124,257
=============================================================================================

HYPERSTEALTH BIOTECHNOLOGY CORP.
NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2000
--------------------------------------------------------------------------------

8.    FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash, GST recoverable and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

9.    COMMITMENTS

      (a) Pursuant to an agreement dated April 22, 1999, the Company is to receive specific management services from two directors for a total cost of $8,000 per month.

      (b) Pursuant to a management consultant agreement dated January 27, 1999, the Company is to receive financial and marketing consulting services at a cost of $8,000 per month. The providers of these services are considered to be principal shareholders.

10.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date.

      Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the entity, including those related to customers, suppliers, or other third parties, have been fully resolved.

11.   INCOME TAXES

      The Company has accumulated losses for tax purposes which may be carried forward and used to reduce taxable income otherwise calculated. The benefit of these available carry forwards has not been recorded in these accounts.

HYPERSTEALTH BIOTECHNOLOGY CORP.
SCHEDULE OF RESEARCH AND DEVELOPMENT EXPENSES

MARCH 31, 2000
--------------------------------------------------------------------------------

                                     Hyperbaric       Negative      Oxygen
                                       Chamber     ION Generator   Milkshake      Total
---------------------------------------------------------------------------------------
    Administration fees                $23,000       $18,000       $   800      $41,800
    Office and miscellaneous             2,885         1,046             -        3,931
    Product development                    500         1,266           200        1,966
    Sub-contract                             -           729             -          729
    Supplies                             1,288         2,256             -        3,544
    Travel                               1,395            76             -        1,471
---------------------------------------------------------------------------------------
                                       $29,068       $23,373        $1,000      $53,441
=======================================================================================

               PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Under Hyperstealth's Articles of Association, subject to the provisions of the Company Act, Hyperstealth's directors shall cause Hyperstealth to indemnify a director or former director and the directors may cause Hyperstealth to indemnify a director or former director of a corporation of which Hyperstealth is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by Hyperstealth. Each of Hyperstealth's directors on being elected or appointed shall be deemed to have contracted with Hyperstealth on the terms of this indemnity.

         Subject to the provisions of the Act, Hyperstealth's directors may cause Hyperstealth to indemnify any of Hyperstealth's officers, employees or agents or of a corporation of which Hyperstealth is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as Hyperstealth's officer, employee or agent. In addition, Hyperstealth shall indemnify Hyperstealth's Secretary or an Assistant Secretary (if he shall not be Hyperstealth's full-time employee and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Act or Articles.

         The failure of Hyperstealth's directors or officer to comply with the provisions of the Act or the Certificate of Incorporation shall invalidate any indemnity to which he is entitled. The directors may cause Hyperstealth to purchase and maintain insurance for the benefit of any person who is or was serving as Hyperstealth's director, officer, employee or agent or as a director, officer, employee or agent of any corporation of which Hyperstealth is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth Hyperstealth's expenses in connection with this registration statement. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

         Filing Fee--Securities and Exchange Commission               $    100
         Fees and Expenses of Accountants and legal counsel           $100,000
         Printing and Engraving Expenses                              $  4,000
         Miscellaneous Expenses                                       $  1,000

         Total                                                        $105,100

Item 26. Recent Sales of Unregistered Securities

         Within the past three years, Hyperstealth has issued the following shares of Hyperstealth's common stock for cash or services rendered to Hyperstealth and have granted the following options to purchase Hyperstealth's common stock for services rendered to Hyperstealth, absent registration under the Securities Act of 1933, as amended (the "Securities Act"). The securities listed below were issued to persons who were not residents of the United States or such securities were issued pursuant to the exemption provided in Section
4(2) of the Securities Act for transactions by an issuer not involving a public offering.

         Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of Hyperstealth's shareholders. On March 17, 1999, Hyperstealth issued one share of common stock to Gino Gemma and one share of common stock to Guy Cramer at a purchase price of $1.00 per share as founders shares.

         On March 18, 1999, Hyperstealth sold 4,250,000 shares of its common stock to four individuals at a purchase price of $0.001 per share for total proceeds to the Company of $4,250.

         On July 23, 1999, Hyperstealth sold 240,000 shares of its common stock and 397,000 special warrants to fifty investors and one director at a purchase price of $0.50 per share for total proceeds to the Company of $318,500.

         Between December 22, 1999 and June 15, 2000, the Company sold 810,052 special warrants to 56 investors at a price of $0.75 per special warrant for total proceeds to the Company of $607,539.

         On December 5, 2000, the 1,207,052 outstanding special warrants were converted into shares of common stock on a one for one basis.

         In September 2000, Hyperstealth issued, to sixteen individuals, options to purchase an aggregate of 533,100 shares of common stock exercisable at $1.00 per share. Such options were granted as compensation to officers, directors and consultants.

         On December 5, 2000, Hyperstealth sold 1,000,000 shares of its common stock to United Dynamics Corp. at a purchase price of $0.001 per share which was approved by all shareholders at the June 13, 2000 Annual General Meeting for total proceeds to the Company of $1,000.

         In January 2001, Hyperstealth issued to TPG Capital Corporation an option to purchase 500,000 shares of Hyperstealth's common stock, exercisable at $.001 per share, as consideration for consulting services rendered to it.

Item 27. Exhibits

Exhibits
3.1      Memorandum of Hyperstealth Biotechnology Corporation
3.2      Articles of Association of Hyperstealth Biotechnology Corporation
3.3      Form of Option Agreement
5.1*     Opinion of Devlin Jensen
10.6     Short Form of Shareholder's Agreement dated August 18, 1999
10.7 License Agreement by Hyperstealth Biotechnology Corporation dated March 18, 1999
10.8     License Agreement by Hyperstealth Biotechnology, Inc. dated March 18,
         1999
10.9     Assignment of License Agreement dated November 28, 2000
10.10    Voluntary Pooling Agreement dated August 17, 1999
10.11    Voluntary Pooling Agreement dated November 30, 2000
10.12 Consulting Services Agreement between Hyperstealth Biotechnology Corporation and VAMP International Holdings, Inc. dated March 24, 1999.

10.13 Consulting Services Agreement between Hyperstealth Biotechnology Corporation and Tjelta and Associates dated March 24, 1999
10.14    Hyperbaric Ventures Limited Partnership Agreement, dated December 16,
         1999
10.15    Co-Founders Agreement dated April 22, 1999
10.16    Assignment of Patent Rights dated March 1, 2000
23.1     Consent of Accountants
23.2*    Consent of Devlin Jensen (included in Exhibit 5.1)
24.0*    Irrevocable Consent and Power of Attorney on Form F-X

-------
  *      To be filed by amendment

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Hyperstealth Biotechnology Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, BC, on April 4th, 2001.



                                          HYPERSTEALTH BIOTECHNOLOGY CORPORATION



                                          By: /s/ Guy Cramer, President and
                                                 Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                           Date
---------                            -----                           ----

/s/ Douglas Spindler                Secretary                  April 4/th/, 2001


/s/ Gino Gemma                      Director                   April 4/th/, 2001


/s/ Guy Cramer                      Director                   April 4/th/, 2001


/s/ Stephen Street                  Director                   April 4/th/, 2001

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by the company or by any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

                           ------------------------
                               TABLE OF CONTENTS

                                                                            Page

Prospectus Summary..............................................................
Risk Factors....................................................................
Hyperstealth....................................................................
Business........................................................................
Dividend Policy.................................................................
Certain Tax Considerations......................................................
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.....................................................................
Management......................................................................
Security Ownership of Certain Beneficial
       Owners and Management....................................................
Selling Securityholders.........................................................
Description of Securities.......................................................
Plan of Distribution............................................................
Legal Matters...................................................................
Experts.........................................................................
Available Information...........................................................
Financial Statements............................................................

       Until ________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                            =======================

                           HYPERSTEALTH BIOTECHNOLOGY
                                   CORPORATION




                 2,947,052 shares of common stock to be sold
                              by the holders, and
                  933,100 shares of common stock underlying
                      options, to be sold by the holders












                                  ----------
                                  PROSPECTUS
                                  ----------




                                April ____, 2001



                               =================